Form 10-K405, Exhibit 13
period 1999-12-31
NEW ENGLAND POWER CO
filed 2000-03-30
CIK 71337

Annual Report 1999

New England Power Company






               (logo) National Grid

      New England Power Company
25 Research Drive
Westborough, Massachusetts 01582

Directors
(As of March 22, 2000)

Cynthia A. Arcate
Vice President of the Company

L. Joseph Callan
Former Executive Director for Operations,
Nuclear Regulatory Commission

Peter G. Flynn
President of the Company

Alfred D. Houston
Chairman of the Company and Former Chairman of New England Electric System

Cheryl A. LaFleur
Vice President and General Counsel of the Company and Senior Vice President, General Counsel, and Secretary of National Grid USA

Richard P. Sergel
President and Chief Executive Officer of National Grid USA

Philip R. Sharp
Lecturer, Harvard University, John F. Kennedy School of Government

Officers
(As of March 22, 2000)

Alfred D. Houston
Chairman of the Company and Former Chairman of New England Electric System

Peter G. Flynn
President of the Company

Michael E. Jesanis
Vice President of the Company and Senior Vice President and Chief Financial Officer of National Grid USA

Cheryl A. LaFleur
Vice President and General Counsel of the Company and Senior Vice President, General Counsel, and Secretary of National Grid USA

Cynthia A. Arcate
Vice President of the Company

John F. Malley
Vice President of the Company

Masheed H. Rosenqvist
Vice President of the Company and of certain affiliates

James S. Robinson
Vice President of the Company
      Gregory A. Hale
Clerk of the Company and of certain affiliates, Assistant Secretary or Assistant Clerk of certain affiliates and Secretary of an affiliate

John G. Cochrane
Treasurer of the Company and of certain affiliates, Vice President of an affiliate, Assistant Treasurer of an affiliate and Vice President and Treasurer of National Grid USA

Kirk L. Ramsauer
Assistant Clerk of the Company and of certain affiliates, Secretary or Clerk of certain affiliates and Assistant Secretary of an affiliate

Kwong O. Nuey
Controller of the Company and of certain affiliates



Transfer Agent, Dividend Paying Agent, and Registrar of Preferred Stock, BankBoston, N.A., Boston, Massachusetts


This report is not to be considered an offer to sell or buy or solicitation of an offer to sell or buy any security.
      New England Power Company

     New England Power Company, (the Company) a wholly owned subsidiary of National Grid USA (formerly New England Electric System), is a Massachusetts corporation qualified to do business in Massachusetts, New Hampshire, Rhode Island, Connecticut, Maine, and Vermont. The Company is subject, for certain purposes, to the jurisdiction of the regulatory commissions of these six states, the Securities and Exchange Commission, under the Public Utility Holding Company Act of 1935, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission. The Company's business is primarily the transmission of electric energy in wholesale quantities to other electric utilities, principally its distribution affiliates Granite State Electric Company, Massachusetts Electric Company, Nantucket Electric Company, and The Narragansett Electric Company. The Company's transmission business will also do business under the name of National Grid Transmission USA.
      Report of Independent Accountants


New England Power Company, Westborough, Massachusetts:

     In our opinion, the accompanying balance sheets and the related statements of income, of retained earnings, and cash flows present fairly, in all material respects, the financial position of New England Power Company (the Company), a wholly owned subsidiary of National Grid USA (formerly New England Electric System), at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts

March 6, 2000, except for Note B,
as to which the date is March 22, 2000

      New England Power Company
Financial Review

     Merger Agreement with National Grid

     On March 22, 2000, the merger of New England Electric System (NEES) and The National Grid Group plc (National Grid) was completed, with NEES (renamed National Grid USA) becoming a wholly owned subsidiary of National Grid. New England Power Company (the Company) will maintain its existing name and will remain a wholly owned subsidiary of National Grid USA. The merger is being accounted for by the purchase method, the application of which, including the recognition of goodwill, is being pushed down and reflected on the books of the National Grid USA subsidiaries, including the Company.

     Merger Agreement with EUA

     In February 1999, NEES, Eastern Utilities Associates (EUA), and Research Drive LLC (Research Drive), a wholly owned subsidiary of NEES, entered into an Agreement and Plan of Merger (EUA Agreement). Pursuant to the EUA Agreement, Research Drive will merge with and into EUA, with EUA becoming a wholly owned subsidiary of National Grid USA.

     The acquisition of EUA has received approval or support from EUA shareholders, the Federal Trade Commission (FTC), the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC), the Connecticut Department of Public Utility Control, the Rhode Island Public Utilities Commission, the Massachusetts Department of Telecommunications and Energy (MDTE), and the Vermont Public Service Board (VPSB). An application has also been filed for approval with the Securities and Exchange Commission
(SEC), under the Public Utility Holding Company Act of 1935 (1935 Act). The acquisition of EUA, including the consolidation of Montaup Electric Company (Montaup Electric), a wholly owned subsidiary of EUA, into the Company, is expected to be completed following the receipt of an SEC order approving the acquisition, which could come at any time. If the SEC order is not received in time to close the transaction by April 28, 2000, the approval by the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expires and will have to be renewed prior to completion of the acquisition.

     Industry Restructuring

     Pursuant to legislation enacted in Massachusetts, Rhode Island, and New Hampshire, and settlement agreements approved by state and federal regulators (the Settlement Agreements), customers were granted choice of power supplier in 1998. To facilitate the implementation of customer choice, the Settlement Agreements provided for the termination of the Company's all-requirements contracts with its affiliated distribution companies. The Company's all-requirements contracts with unaffiliated customers were also generally terminated pursuant to settlement agreements or tariff provisions. However, the Company remains obligated to provide transition power supply service at fixed rates to new customer load in Rhode Island. In addition, as a result of the Settlement Agreements, the Company and its affiliate, The Narragansett Electric Company, sold substantially all of their nonnuclear generating business (divestiture) in September 1998. As part of the divestiture plan, New England Energy Incorporated sold its oil and gas properties in 1998, resulting in a loss of approximately $120 million, before tax, which was reimbursed by the Company. The Company also agreed to endeavor to sell its minority interest in three nuclear power plants and a 60 megawatt interest in a fossil-fueled generating station in Maine.

     In conjunction with the divestiture, the Company transferred to the buyer of its nonnuclear generating business (the buyer) its entitlement to power procured under several long-term contracts in exchange for monthly fixed payments by the Company averaging $9.5 million per month through January 2008 (having a net present value at December 31, 1999 of approximately $704 million) toward the above-market cost of those contracts. For certain contracts which have been formally assigned to the buyer, the Company has made lump sum payments equivalent to the present value of the monthly fixed payment obligations of those contracts (approximately $345 million), which were separate from the $704 million figure referred to above.

     Under the Settlement Agreements, the Company is permitted to recover costs associated with its former generating investments and related contractual commitments that were not recovered through the sale of those investments ("stranded costs"). These costs are recovered from the Company's wholesale customers through contract termination charges (CTC) which the affiliated wholesale customers recover through delivery charges to distribution customers. The recovery of the Company's stranded costs is divided into several categories. Unrecovered costs associated with generating plants (nuclear and nonnuclear) and most regulatory assets will be fully recovered through the CTC by the end of 2000 and earn a return on equity averaging 9.7 percent. The Company's obligation related to the above-market cost of purchased power contracts and nuclear decommissioning costs are recovered through the CTC as such costs are actually incurred. As the CTC rate declines, the Company, under certain of the Settlement Agreements, earns incentives based on successful mitigation of its stranded costs. These incentives supplement the Company's return on equity. Until such time as the Company divests its operating nuclear interests, the Company will share with customers, through the CTC, 80 percent of the revenues and operating costs related to the units, with shareholders retaining the balance. For further information on the potential sale of the Vermont Yankee and Millstone 3 nuclear generating units, refer to the "Nuclear Units" section below.

     Accounting Implications

     Because electric utility rates have historically been based on a utility's costs, electric utilities are subject to certain accounting standards that are not applicable to other business enterprises in general. The Company applies the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), which requires regulated entities, in appropriate circumstances, to establish regulatory assets, and thereby defer the income statement impact of certain charges or revenues because they are expected to be collected or refunded through future customer billings. In 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board concluded that a utility that had received approval to recover stranded costs through regulated rates would be permitted to continue to apply FAS 71 to the recovery of stranded costs.

     As discussed above, the Company received authorization from the FERC to recover through CTCs substantially all of the costs associated with its former generating business not recovered through the divestiture. Additionally, FERC Order No. 888 enables transmission companies to recover their specific costs of providing transmission service. Therefore, substantially all of the Company's business, including the recovery of its stranded costs, remains under cost-based rate regulation. Because of the nuclear cost-sharing provisions related to the Company's CTC, the Company ceased applying FAS 71 in 1997 to 20 percent of its ongoing nuclear operations, the impact of which is immaterial.

     As a result of applying FAS 71, the Company has recorded a regulatory asset for the costs that are recoverable from customers through the CTC. At December 31, 1999, this amounted to approximately $1.3 billion, including $1.0 billion related to the above-market costs of purchased power contracts, $0.3 billion related to accrued Yankee nuclear plant costs, and a smaller amount of other net CTC-related regulatory assets.

     In 1998, the Company concluded that its interests in the Millstone 3 and Seabrook 1 nuclear generating units had little, if any, market value, based, in part, on the fact that proposed sales of nuclear units by other utilities have required the seller to set aside amounts for decommissioning in excess of the proceeds from the sale of the units. As a result, the Company recorded an impairment write-down in its reserve for depreciation of approximately $390 million, representing the book value of Millstone 3 and Seabrook 1 at December 31, 1995, less applicable depreciation subsequent to that date.

     Impact of Mergers on Transmission and CTC Rates

     In March 2000, the MDTE approved the merger of Montaup Electric into the Company, which is contingent upon the approval of the pending acquisition of EUA. Under a rate consolidation plan accepted by the FERC in September 1999, upon National Grid USA's acquisition of EUA, Montaup Electric's open access transmission tariffs will adopt the same terms and conditions for service as those contained in the Company's tariffs. Upon the merger of Montaup Electric into the Company, the combined company will charge a single system transmission tariff based upon its total transmission costs. The CTC rates for the companies will not initially be combined.

     Overview of Financial Results

     Net income for 1999 decreased $52 million compared with 1998 as a result of the continuing impacts of the divestiture and the restructuring of the utility business. Partially offsetting the decrease is the recovery of stranded cost mitigation incentives of approximately $25 million in 1999 compared with $10 million in 1998, as well as increased transmission revenues of approximately $13 million due to the elimination of certain liabilities related to open access transmission tariffs.

     Net income for 1998 decreased $22 million compared with 1997. This decrease was also primarily due to the divestiture and reduced revenues as a result of industry restructuring.

     Operating Revenue

     Operating revenue for 1999 decreased $622 million compared with 1998 due to the divestiture and reduced CTC charges. Partially offsetting these decreases is an increase in transmission revenues associated with the elimination of certain liabilities related to open access transmission tariffs discussed above.

     Operating revenue for 1998 decreased $460 million compared with 1997. This decrease was also the result of the divestiture and reduced revenues due to industry restructuring, partially offset by the recovery of stranded investments and increased transmission billings.

     Operating Expenses

     Operating expenses for 1999 decreased $543 million compared with 1998. The divestiture reduced all categories of operating expenses in 1999, with the exception of depreciation and amortization expenses.

     The decrease in fuel expense and purchased power costs reflects the divestiture and the assumption of the Company's obligations under most of its previously existing purchased power contracts by the buyer of its nonnuclear generating business. The Company remains obligated to pay predetermined amounts to the buyer related to the above-market cost of those contracts. In addition, the Company also remains obligated under purchased power contracts with the four Yankee nuclear power companies, the costs of which decreased $8 million in 1999, reflecting reduced costs from Maine Yankee and Connecticut Yankee, net of increased costs of a 1999 refueling outage at Vermont Yankee.

     In addition to the impact of the divestiture, which reduced nonnuclear generation operation and maintenance expenses by $71 million, the decrease in other operation and maintenance expenses reflects reduced general and administrative costs due primarily to workforce reductions and reduced charges from New England Power Service Company following the divestiture. In addition, transmission costs decreased $16 million in 1999 due to the assumption of transmission support agreements by the buyer and reduced Independent System Operator-New England start-up costs. These decreases were partially offset by increased costs of $3 million associated with the partially owned Millstone 3 and Seabrook 1 nuclear generating facilities which experienced refueling outages in the second quarter of 1999.

     Operating expenses for 1998 decreased $426 million compared with 1997 as a result of the divestiture, reduced charges of $22 million from Maine Yankee, which was closed in mid-1997, and reduced charges of $3 million and $12 million from the partially owned Seabrook 1 and Millstone 3 nuclear generating facilities, respectively. Operating expenses also decreased due to lower charges related to postretirement benefits other than pensions (PBOPs), reflecting the completion of the accelerated amortization of the Company's deferred PBOP costs in 1997 under the terms of a 1995 rate agreement.

     Depreciation and amortization expenses increased $3 million and $2 million in 1999 and 1998, respectively, due to the recovery and amortization of generation-related stranded costs in those years being greater than the depreciation and amortization of generation-related plant in the prior years. The increase is also due to new transmission plant expenditures.

     Interest Expense and Other Income

     The decrease in interest expense in 1999 and 1998 was principally due to reduced long-term and short-term debt as a result of the divestiture.

     The increase in other income in 1999 and 1998 was due primarily to increased interest income resulting from the reinvestment of the proceeds from the divestiture. In 1999, this is partially offset by reduced equity income from nuclear power companies as a result of reductions in the rates of return for two of these companies.

     Nuclear Units

     Nuclear Units Permanently Shut Down

     Three regional nuclear generating companies in which the Company has a minority interest own nuclear generating units that have been permanently shut down. These three units are as follows:

                    Future
                    Estimated
          The Company's          Billings to
          Investment     Date     the Company
Unit      %     $ (millions)     Retired      $(millions)
----------------------------------------------------------------------------
Yankee Atomic     30     5     Feb 1992     7
Connecticut Yankee     15     16     Dec 1996     63
Maine Yankee     20     15     Aug 1997     128

     In the case of each of these units, the Company has recorded a liability and an offsetting regulatory asset reflecting the estimated future billings from the companies. In a 1993 decision, the FERC allowed Yankee Atomic to recover its undepreciated investment in the plant, including a return on that investment, as well as unfunded nuclear decommissioning costs and other costs. Maine Yankee recovers its costs, including a return, in accordance with settlement agreements approved by the FERC in May 1999. Connecticut Yankee filed a similar request with the FERC, to which several parties intervened in opposition. In August 1998, a FERC Administrative Law Judge
(ALJ) issued an initial decision which would allow for full recovery of Connecticut Yankee's unrecovered investment, but precluded a return on that investment. Connecticut Yankee, the Company, and other parties filed with the FERC exceptions to the ALJ's decision. Should the FERC uphold the ALJ's initial decision in its current form, the Company's share of the loss of the return component would total approximately $12 million to $15 million before taxes for the entire recovery period.

     A Maine statute provides that if both Maine Yankee and its decommissioning trust fund have insufficient assets to pay for the plant decommissioning, the owners of Maine Yankee are jointly and severally liable for the shortfall.

     Under the provisions of the Settlement Agreements, the Company recovers all costs, including shutdown costs, that the FERC allows these Yankee companies to bill to the Company.

     Operating Nuclear Units

     The Company has minority interests in three operating nuclear generating units which the Company is engaged in efforts to divest: Vermont Yankee, Millstone 3, and Seabrook 1. Uncertainties regarding the future of nuclear generating stations, particularly older units, such as Vermont Yankee, have increased in recent years and could adversely affect their service lives, availability, and costs. These uncertainties stem from a combination of factors, including the acceleration of competitive pressures in the power generation industry and increased NRC scrutiny. The Company performs periodic economic viability reviews of operating nuclear units in which it holds ownership interests.
           Vermont Yankee

          The following table summarizes the Company's interests in the Vermont Yankee Nuclear Power Corporation:


                                        (millions of dollars)
               ----------------------------------------------
     Equity                    Net          Estimated
Decommissioning
Ownership          Equity          Plant     Decommissioning
Fund          License
Interest(%)          Investment          Assets     Cost (in
1999$)               Balance          Expiration
-----------          ----------          ------
---------------               -------          ----------
     20          11          34          86                    42
2012

     In November 1999, the Vermont Yankee Nuclear Power Corporation entered into an agreement with AmerGen Energy Company (AmerGen), a joint venture between PECO Energy and British Energy, to sell the assets of Vermont Yankee. Under the terms of the agreement, after a Vermont Yankee contribution toward the plant's decommissioning trust fund, AmerGen will take over the fund and assume responsibility for the actual cost of decommissioning the plant. The agreement also requires the existing power purchasers (including the Company) to continue to purchase the output of the plant or to buy out of the purchased power obligation. In November 1999, the Company signed an agreement to buy out of its obligation, requiring future payments which will be recovered through the Company's CTC. The Company has recorded an accrued liability and offsetting regulatory asset of $80 million for its share of future liabilities related to Vermont Yankee, including the purchased power contract termination payment obligation, but excluding interest and a return allowance. The proposed sale is contingent upon regulatory approvals by the NRC, the SEC, under the 1935 Act, and the VPSB, among others.

     Millstone 3

     In July 1998, Millstone 3, which is operated by a subsidiary of Northeast Utilities (NU), returned to full operation after being shut down for more than two years.

     In August 1997, the Company sued NU in Massachusetts Superior Court for damages resulting from the tortious conduct of NU that caused the shutdown of Millstone 3. The Company's claim for damages included the costs of replacement power during the outage, costs necessary to return Millstone 3 to safe operation, and other additional costs. Most of the Company's incremental replacement power costs have been recovered from customers, either through fuel adjustment clauses or through provisions in the Settlement Agreements.

     In August 1997, the Company also sent a demand for arbitration to Connecticut Light & Power Company and Western Massachusetts Electric Company, both subsidiaries of NU (subsidiaries), seeking damages resulting from their breach of obligations under an agreement with the Company and others regarding the operation and ownership of Millstone 3.

     In November 1999, the Company, NU, and the subsidiaries executed an agreement which settled the litigation and arbitration described above. Under the settlement, NU paid the Company approximately $24 million. In addition, NU also agreed to include the Company's Millstone 3 interest when NU sells its Millstone 3 interest at auction. Amounts received pursuant to a sale will, after reimbursement of the Company's transaction costs and net investment in Millstone 3, be credited to customers.

     Year 2000 Disclosure

     In 1999, the NEES companies completed their remediation of the information systems (computer) problem resulting from the fact that many software applications and operational programs written in the past might not have recognized calendar dates associated with the year 2000 (Y2K). As a result of their remediation efforts, the NEES companies have experienced no significant disruptions in any of their enterprise or operational computer systems.

     The NEES companies' costs of making the necessary Y2K modifications were approximately $28 million. In addition, the NEES companies spent approximately $9 million (of which approximately $7 million has been capitalized) related to the replacement of the human resources and payroll system, in part due to the Y2K issue.

     Risk Management

     The Company's major financial market risk exposure is changing interest rates. Changing interest rates will affect interest paid on variable rate debt. At December 31, 1999, the Company's variable rate long-term debt had a carrying value and fair value of approximately $372 million, a weighted average interest rate of 3.73 percent, and maturity dates of greater than five years.

     As discussed in the "Industry Restructuring" section, the Company remains obligated to provide transition power supply service at fixed rates to new customer load in Rhode Island. The Company meets these obligations by periodically procuring the necessary power supply at market prices. The Company cannot predict whether the resulting revenues will be sufficient to cover the costs to procure such power.

     Utility Plant Expenditures and Financing

     Cash expenditures for utility plant totaled $57 million in 1999 and were primarily transmission-related. The funds necessary for utility plant expenditures during the period were primarily provided by internal funds. Cash expenditures for 2000 are estimated to be approximately $45 million, principally related to transmission functions. Internally generated funds are expected to fully cover the Company's capital expenditures in 2000.

     On February 8, 1999, the Company repurchased 130,000 shares of its common stock from NEES for $18 million. Approximately $7 million of the repurchase price was charged to retained earnings.

     On November 30, 1999, the Company declared a dividend of approximately $232 million, payable on September 30, 2000, to the shareholders of record on September 29, 2000.

     In 1999, the Company increased its short-term debt outstanding by $39 million. The Company has regulatory approval from the SEC, under the 1935 Act, to issue up to $375 million of short-term debt. The Company plans to seek the necessary regulatory approvals in 2000 which would allow the $39 million of variable rate debt to remain outstanding through 2015. This would result in classifying the debt as long-term rather than short-term.

     At December 31, 1999, the Company had lines of credit and standby bond purchase facilities with banks totaling $460 million which are available to provide liquidity support for $410 million of the Company's short-term and long- term bonds in tax-exempt commercial paper mode (including the $39 million discussed above), and for other corporate purposes. There were no borrowings under these lines of credit at December 31, 1999.

      New England Power Company
Statements of Income

Year ended December 31, (In thousands)     1999     1998     1997
-----------------------------------------------------------------------------
Operating revenue, principally
 from affiliates     $ 596,341     $1,218,340     $1,677,903

Operating expenses:
     Fuel for generation     12,803     223,828     372,734
     Purchased electric energy:
          Contract termination and nuclear
           unit shutdown charges     187,777     97,469     43,876
          Other     56,731     302,367     483,771
     Other operation     70,936     155,065     241,506
     Maintenance     28,536     60,239     89,820
     Depreciation and amortization     103,080     99,924     98,024
     Taxes, other than income taxes     20,282     48,492     67,311
     Income taxes     37,633     73,594     90,009
                    ---------     ----------     ----------
          Total operating expenses     517,778     1,060,978     1,487,051
                    ---------     ----------     ----------

Operating income     78,563     157,362     190,852

Other income:
     Allowance for equity funds
      used during construction     1,958     633     -
     Equity in income of nuclear
      power companies     2,939     5,284     5,189
     Other income (expense), net     2,087     118     (3,404)
                    ---------     ----------     ----------
          Operating and other income     85,547     163,397     192,637
                    ---------     ----------     ----------
Interest:
     Interest on long-term debt     14,052     30,775     42,277
     Other interest     1,003     10,688     7,055
     Allowance for borrowed funds used
      during construction     (522)     (961)     (1,238)
                    ---------     ----------     ----------
          Total interest     14,533     40,502     48,094
                    ---------     ----------     ----------
Net income     $  71,014     $  122,895     $  144,543
                    =========     ==========     ==========
Statements of Retained Earnings

Year ended December 31, (In thousands)     1999     1998     1997
-----------------------------------------------------------------------------
Retained earnings at beginning
 of year     $ 204,603     $  407,630     $  400,610
Net income     71,014     122,895     144,543
Dividends declared on cumulative
 preferred stock     (94)     (1,230)     (2,075)
Dividends declared on common stock,
 $37.43, $20.25, and $21.00
 per share, respectively     (241,415)     (130,610)     (135,448)
Premium on redemption of
 preferred stock     264     (264)     -
Repurchase of common stock     (7,085)     (193,818)     -
                    ---------     ----------     ----------
Retained earnings at end of year     $  27,287     $  204,603     $  407,630
                    =========     ==========     ==========
     The accompanying notes are an integral part of these financial statements.

      New England Power Company
Balance Sheets

At December 31, (In thousands)     1999     1998
-----------------------------------------------------------------------------
Assets
Utility plant, at original cost     $1,312,384     $1,262,461
     Less accumulated provisions
      for depreciation and amortization     849,694     837,637
                    ----------     ----------
                    462,690     424,824
     Construction work in progress     30,063     33,289
                    ----------     ----------
               Net utility plant     492,753     458,113
                    ----------     ----------
Investments:
     Nuclear power companies, at equity (Note D-1)     46,233     48,538
     Decommissioning trust funds (Note D-2)     36,279     31,281
     Nonutility property and other investments     7,248     8,302
                    ----------     ----------
               Total investments     89,760     88,121
                    ----------     ----------
Current assets:
     Cash and temporary cash investments (including
          $59,039 and $109,911 with affiliates)      204,344     179,413
     Accounts receivable:
          Affiliated companies     73,444     107,878
          Others     44,301     32,573
     Fuel, materials, and supplies, at average cost     9,471     9,220
     Prepaid and other current assets     39,315     21,569
                    ----------     ----------
               Total current assets     370,875     350,653
                    ----------     ----------
Regulatory assets (Note C)     1,345,832     1,512,562
Deferred charges and other assets     3,445     5,339
                    ----------     ----------
                    $2,302,665     $2,414,788
                    ==========     ==========
Capitalization and Liabilities
Capitalization:
     Common stock, par value $20 per share,
          Authorized - 6,449,896 shares
          Outstanding - 3,619,896 and 3,749,896 shares     $   72,398     $
74,998
     Premium on capital stock      48,623     50,371
     Other paid-in capital     183,937     190,852
     Retained earnings     27,287     204,603
     Unrealized gain on securities, net     91     72
                    ----------     ----------
               Total common equity     332,336     520,896
     Cumulative preferred stock, par value
          $100 per share (Note H)     1,567     1,567
     Long-term debt     371,771     371,765
                    ----------     ----------
               Total capitalization     705,674     894,228
                    ----------     ----------
Current liabilities:
     Short-term debt     38,500     -
     Accounts payable (including $25,620
      and $119,657 to affiliates)     63,212     162,360
     Accrued liabilities:
          Taxes     3,889     15,009
          Interest     3,378     2,440
          Other accrued expenses (Note G)     15,693     20,086
     Dividends payable     232,365     24
                    ----------     ----------
               Total current liabilities      357,037     199,919
                    ----------     ----------
Deferred federal and state income taxes     179,686     165,115
Unamortized investment tax credits     19,060     30,870
Accrued Yankee nuclear plant costs (Note D-2)     277,932     242,138
Purchased power obligations     703,737     832,668
Other reserves and deferred credits     59,539     49,850
Commitments and contingencies (Note D)
                    ----------     ----------
                    $2,302,665     $2,414,788
                    ==========     ==========
The accompanying notes are an integral part of these financial statements.

      New England Power Company
Statements of Cash Flows


Year ended December 31, (In thousands)     1999     1998     1997
-----------------------------------------------------------------------------
Operating activities:
Net income     $ 71,014     $   122,895     $ 144,543
Adjustments to reconcile net income to
     net cash provided by operating activities:
          Depreciation and amortization     108,789     104,331     101,186
          Deferred income taxes and
           investment tax credits, net     14,111     (226,722)     (12,728)
          Allowance for funds used
           during construction     (2,480)     (1,594)     (1,238)
          Reimbursement to New England Energy
               Incorporated of loss on sale of oil
               and gas properties     -     (120,900)     -
          Buyout of purchased power contracts     (3,472)     (326,590)     -
          Decrease (increase) in
           accounts receivable     22,706     130,914     (25,128)
          Decrease (increase) in fuel,
           materials, and supplies     (251)     (10,270)     11,217
          Decrease (increase) in prepaid
           and other current assets     (17,746)     (8,778)     7,213
          Increase (decrease) in accounts payable     (99,148)
(31,761)     (18,105)
          Increase (decrease) in other
           current liabilities     (14,575)     5,037     (1,905)
          Other, net     (3,995)     (49,611)     19,919
                    --------     -----------     ---------
               Net cash provided by (used in)
                operating activities      $ 74,953     $  (413,049)     $
224,974
                    --------     -----------     ---------
Investing activities:
Proceeds from sale of generating assets     $      -     $ 1,688,863
$       -
Plant expenditures, excluding allowance
     for funds used during construction        (56,887)     (64,446)
(69,863)
Other investing activities     (4,411)     (5,474)     (4,040)
                    --------     -----------     ---------
               Net cash provided by (used in)
                investing activities     $(61,298)      $ 1,618,943     $
(73,903)
                    --------     -----------     ---------
Financing activities:
Capital contribution from parent     $      -     $    34,881     $       -
Dividends paid on common stock     (9,050)     (166,084)     (127,386)
Dividends paid on preferred stock     (118)     (1,206)     (2,075)
Changes in short-term debt     38,500     (111,250)     17,650
Long-term debt - retirements     -     (328,000)     (38,500)
Repurchase of common shares     (18,056)     (417,960)     -
Preferred stock - retirements     -     (38,505)     -
Premium on reacquisition of long-term debt     -     -     (2,163)
                    --------     -----------     ---------
               Net cash provided by (used in)
                financing activities     $ 11,276     $(1,028,124)
$(152,474)
                    --------     -----------     ---------
Net increase (decrease) in
 cash and cash equivalents     $ 24,931     $   177,770     $  (1,403)
Cash and cash equivalents
 at beginning of year     179,413     1,643     3,046
                    --------     -----------     ---------
Cash and cash equivalents at end of year     $204,344     $   179,413     $
1,643
                    ========     ===========     =========
Supplementary Information:
Interest paid less amounts capitalized     $ 11,849     $    43,419     $
46,033
                    --------     -----------     ---------
Federal and state income taxes paid     $ 55,134     $   282,076     $ 109,109
                    --------     -----------     ---------
Dividends received from
 investments at equity     $  5,243     $     6,571     $   3,267
                    --------     -----------     ---------

The accompanying notes are an integral part of these financial statements.

New England Power Company
Notes to Financial Statements

Note A - Significant Accounting Policies

     1. Nature of operations:

     New England Power Company (the Company), a wholly owned subsidiary of National Grid USA (formerly New England Electric System (NEES)), is a Massachusetts corporation qualified to do business in Massachusetts, New Hampshire, Rhode Island, Connecticut, Maine, and Vermont. The Company is subject, for certain purposes, to the jurisdiction of the regulatory commissions of these six states, the Securities and Exchange Commission (SEC), under the Public Utility Holding Company Act of 1935 (1935 Act), the Federal Energy Regulatory Commission (FERC), and the Nuclear Regulatory Commission
(NRC). The Company's business is primarily the transmission of electric energy in wholesale quantities to other electric utilities, principally its distribution affiliates Granite State Electric Company, Massachusetts Electric Company, Nantucket Electric Company, and The Narragansett Electric Company (Narragansett Electric). In addition, the Company also owns minority interests in two joint owned nuclear generating units as well as minority equity interests in four nuclear generating companies (Yankees), three of which own generating facilities that are permanently shut down. The output from these generating facilities is sold to third parties.

     2. System of accounts:

     The accounts of the Company are maintained in accordance with the Uniform System of Accounts prescribed by regulatory bodies having jurisdiction.

     In preparing the financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities and disclosures of asset recovery and contingent liabilities as of the date of the balance sheets, and revenues and expenses for the period. These estimates may differ from actual amounts if future circumstances cause a change in the assumptions used to calculate these estimates. In addition, certain presentation adjustments have been made to conform prior years with the 1999 presentation.

     3. Allowance for funds used during construction (AFDC):

     The Company capitalizes AFDC as part of construction costs. AFDC represents the composite interest and equity costs of capital funds used to finance that portion of construction costs not yet eligible for inclusion in rate base. AFDC is capitalized in "Utility plant" with offsetting noncash credits to "Other income" and "Interest." This method is in accordance with an established rate-making practice under which a utility is permitted a return on, and the recovery of, prudently incurred capital costs through their ultimate inclusion in rate base and in the provision for depreciation. The composite AFDC rates were 7.6 percent, 6.1 percent, and 5.9 percent in 1999, 1998, and 1997, respectively.

     4. Depreciation and amortization:

     The depreciation and amortization expense included in the statements of income is composed of the following:

Year ended December 31
(In thousands)     1999     1998     1997
-----------------------------------------------------------------------------
Depreciation - transmission related     $ 13,222     $12,553     $11,828
Depreciation - all other     1,286     46,256     68,432
Nuclear decommissioning costs (Note D-2)     3,637     2,719     2,638
Amortization:
     Seabrook 2 property losses     -     -     113
     Millstone 3 additional amortization,
      pursuant to 1995 rate settlement     -     22,040     15,013
     Regulatory assets covered by contract
          termination charges (See Note C)     84,935     16,356     -
                    --------     -------     -------
               Total depreciation and
                amortization expense     $103,080     $99,924     $98,024
                    ========     =======     =======

     Depreciation is provided annually on a straight-line basis. The provision for depreciation as a percentage of weighted average depreciable transmission property was 2.3 percent in 1999, 1998, and 1997. Amortization of Seabrook and Millstone 3 investments above normal depreciation accruals and amortization of regulatory assets covered by contract termination charges (CTC) was in accordance with rate settlement agreements.

     5. Cash:

     The Company classifies short-term investments with a maturity of 90 days or less as cash.

Note B - Merger Agreements with National Grid and EUA

     Merger Agreement with National Grid

     On March 22, 2000, the merger of NEES and The National Grid Group plc (National Grid) was completed, with NEES (renamed National Grid USA) becoming a wholly owned subsidiary of National Grid. The Company will maintain its existing name and will remain a wholly owned subsidiary of National Grid USA. The merger is being accounted for by the purchase method, the application of which, including the recognition of goodwill, is being pushed down and reflected on the books of the National Grid USA subsidiaries, including the Company.

     Merger Agreement with EUA

     In February 1999, NEES, Eastern Utilities Associates (EUA), and Research Drive LLC (Research Drive), a wholly owned subsidiary of NEES, entered into an Agreement and Plan of Merger (EUA Agreement). Pursuant to the EUA Agreement, Research Drive will merge with and into EUA, with EUA becoming a wholly owned subsidiary of National Grid USA.

     The acquisition of EUA has received approval or support from EUA shareholders, the Federal Trade Commission (FTC), the FERC, the NRC, the Connecticut Department of Public Utility Control, the Rhode Island Public Utilities Commission, the Massachusetts Department of Telecommunications and Energy, and the Vermont Public Service Board (VPSB). An application has also been filed for approval with the SEC, under the 1935 Act. The acquisition of EUA, including the consolidation of Montaup Electric Company, a wholly owned subsidiary of EUA, into the Company, is expected to be completed following the receipt of an SEC order approving the acquisition, which could come at any time. If the SEC order is not received in time to close the transaction by April 28, 2000, the approval by the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expires and will have to be renewed prior to completion of the acquisition.

Note C - Industry Restructuring

     Pursuant to legislation enacted in Massachusetts, Rhode Island, and New Hampshire, and settlement agreements approved by state and federal regulators (the Settlement Agreements), customers were granted choice of power supplier in 1998. To facilitate the implementation of customer choice, the Settlement Agreements provided for the termination of the Company's all-requirements contracts with its affiliated distribution companies. The Company's all-requirements contracts with unaffiliated customers were also generally terminated pursuant to settlement agreements or tariff provisions. However, the Company remains obligated to provide transition power supply service at fixed rates to new customer load in Rhode Island. In addition, as a result of the Settlement Agreements, the Company and its affiliate, Narragansett Electric, sold substantially all of their nonnuclear generating business (divestiture) in September 1998. As part of the divestiture plan, New England Energy Incorporated sold its oil and gas properties in 1998, resulting in a loss of approximately $120 million, before tax, which was reimbursed by the Company. The Company also agreed to endeavor to sell its minority interest in three nuclear power plants and a 60 megawatt interest in a fossil-fueled generating station in Maine.

     In conjunction with the divestiture, the Company transferred to the buyer of its nonnuclear generating business (the buyer) its entitlement to power procured under several long-term contracts in exchange for monthly fixed payments by the Company averaging $9.5 million per month through January 2008 (having a net present value at December 31, 1999 of approximately $704 million) toward the above-market cost of those contracts. For certain contracts which have been formally assigned to the buyer, the Company has made lump sum payments equivalent to the present value of the monthly fixed payment obligations of those contracts (approximately $345 million), which were separate from the $704 million figure referred to above.

     Under the Settlement Agreements, the Company is permitted to recover costs associated with its former generating investments and related contractual commitments that were not recovered through the sale of those investments ("stranded costs"). These costs are recovered from the Company's wholesale customers through CTCs which the affiliated wholesale customers recover through delivery charges to distribution customers. The recovery of the Company's stranded costs is divided into several categories. Unrecovered costs associated with generating plants (nuclear and nonnuclear) and most regulatory assets will be fully recovered through the CTC by the end of 2000 and earn a return on equity averaging 9.7 percent. The Company's obligation related to the above-market cost of purchased power contracts and nuclear decommissioning costs are recovered through the CTC as such costs are actually incurred. As the CTC rate declines, the Company, under certain of the Settlement Agreements, earns incentives based on successful mitigation of its stranded costs. These incentives supplement the Company's return on equity. Until such time as the Company divests its operating nuclear interests, the Company will share with customers, through the CTC, 80 percent of the revenues and operating costs related to the units, with shareholders retaining the balance. For further information on the potential sale of the Vermont Yankee and Millstone 3 nuclear generating units, refer to the "Nuclear Units" section below.

     Accounting Implications

     Because electric utility rates have historically been based on a utility's costs, electric utilities are subject to certain accounting standards that are not applicable to other business enterprises in general. The Company applies the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), which requires regulated entities, in appropriate circumstances, to establish regulatory assets, and thereby defer the income statement impact of certain charges or revenues because they are expected to be collected or refunded through future customer billings. In 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board concluded that a utility that had received approval to recover stranded costs through regulated rates would be permitted to continue to apply FAS 71 to the recovery of stranded costs.

     As discussed above, the Company received authorization from the FERC to recover through CTCs substantially all of the costs associated with its former generating business not recovered through the divestiture. Additionally, FERC Order No. 888 enables transmission companies to recover their specific costs of providing transmission service. Therefore, substantially all of the Company's business, including the recovery of its stranded costs, remains under cost-based rate regulation. Because of the nuclear cost-sharing provisions related to the Company's CTC, the Company ceased applying FAS 71 in 1997 to 20 percent of its ongoing nuclear operations, the impact of which is immaterial.

     As a result of applying FAS 71, the Company has recorded a regulatory asset for the costs that are recoverable from customers through the CTC. At December 31, 1999, this amounted to approximately $1.3 billion, including $1.0 billion related to the above-market costs of purchased power contracts, $0.3 billion related to accrued Yankee nuclear plant costs, and a smaller amount of other net CTC-related regulatory assets.

     In 1998, the Company concluded that its interests in the Millstone 3 and Seabrook 1 nuclear generating units had little, if any, market value, based, in part, on the fact that proposed sales of nuclear units by other utilities have required the seller to set aside amounts for decommissioning in excess of the proceeds from the sale of the units. As a result, the Company recorded an impairment write-down in its reserve for depreciation of approximately $390 million, representing the book value of Millstone 3 and Seabrook 1 at December 31, 1995, less applicable depreciation subsequent to that date.

Note D - Commitments and Contingencies

     1. Yankee Nuclear Power Companies

     The Company has minority interests in four Yankee Nuclear Power Companies. These ownership interests are accounted for on the equity method. The Company's share of the expenses of the Yankees is accounted for in "Purchased electric energy" on the income statement. A summary of combined results of operations, assets, and liabilities of the four Yankees is as follows:

(In thousands)     1999     1998     1997
------------------------------------------------------------------------------
Operating revenue     $   377,039     $   439,046     $   660,742
                    ===========     ===========     ===========
Net income     $    13,890     $    23,218     $    29,959
                    ===========     ===========     ===========
Company's equity in net income     $     2,939     $     5,284     $     5,189
                    ===========     ===========     ===========
Net plant     172,100     171,582     204,689
Other assets     2,631,750     2,810,613     3,100,589
Liabilities and debt     (2,554,261)     (2,723,454)     (3,036,845)
                    -----------     -----------     -----------
Net assets     $   249,589     $   258,741     $   268,433
                    ===========     ===========     ===========
Company's equity in net assets     $    46,233     $    48,538     $    49,825
                    ===========     ===========     ===========
Company's purchased electric energy:
     Vermont Yankee     $    37,551     $    35,108     $    31,240
     All other Yankees     $    37,765     $    48,543     $    75,900
                    ===========     ===========     ===========

     At December 31, 1999, $12 million of undistributed earnings of the nuclear power companies were included in the Company's retained earnings.

     2. Nuclear Units

     Nuclear Units Permanently Shut Down

     Three regional nuclear generating companies in which the Company has a minority interest own nuclear generating units that have been permanently shut down. These three units are as follows:

                    Future
                    Estimated
          The Company's          Billings to
          Investment     Date     the Company
Unit      %     $ (millions)     Retired      $(millions)
----------------------------------------------------------------------------
Yankee Atomic     30     5     Feb 1992     7
Connecticut Yankee     15     16     Dec 1996     63
Maine Yankee     20     15     Aug 1997     128

     In the case of each of these units, the Company has recorded a liability and an offsetting regulatory asset reflecting the estimated future billings from the companies. In a 1993 decision, the FERC allowed Yankee Atomic to recover its undepreciated investment in the plant, including a return on that investment, as well as unfunded nuclear decommissioning costs and other costs. Maine Yankee recovers its costs, including a return, in accordance with settlement agreements approved by the FERC in May 1999. Connecticut Yankee filed a similar request with the FERC, to which several parties intervened in opposition. In August 1998, a FERC Administrative Law Judge
(ALJ) issued an initial decision which would allow for full recovery of Connecticut Yankee's unrecovered investment, but precluded a return on that investment. Connecticut Yankee, the Company, and other parties filed with the FERC exceptions to the ALJ's decision. Should the FERC uphold the ALJ's initial decision in its current form, the Company's share of the loss of the return component would total approximately $12 million to $15 million before taxes for the entire recovery period.

     A Maine statute provides that if both Maine Yankee and its decommissioning trust fund have insufficient assets to pay for the plant decommissioning, the owners of Maine Yankee are jointly and severally liable for the shortfall.

     Under the provisions of the Settlement Agreements, the Company recovers all costs, including shutdown costs, that the FERC allows these Yankee companies to bill to the Company.

     Operating Nuclear Units

     The Company has minority interests in three operating nuclear generating units which the Company is engaged in efforts to divest: Vermont Yankee, Millstone 3, and Seabrook 1. Uncertainties regarding the future of nuclear generating stations, particularly older units, such as Vermont Yankee, have increased in recent years and could adversely affect their service lives, availability, and costs. These uncertainties stem from a combination of factors, including the acceleration of competitive pressures in the power generation industry and increased NRC scrutiny. The Company performs periodic economic viability reviews of operating nuclear units in which it holds ownership interests.

     Vermont Yankee

          The following table summarizes the Company's interests in the Vermont Yankee Nuclear Power Corporation:

(millions of dollars)
               -----------------------------------------------------------
     Equity                    Net          Estimated          Decommissioning
  Ownership          Equity          Plant     Decommissioning
Fund          License
 Interest (%)     Investment     Assets     Cost (in 1999$)
Balance     Expiration
------------     ----------     ------     ---------------
-------     ----------
     20          11          34          86                    42
2012


     In November 1999, the Vermont Yankee Nuclear Power Corporation entered into an agreement with AmerGen Energy Company (AmerGen), a joint venture between PECO Energy and British Energy, to sell the assets of Vermont Yankee. Under the terms of the agreement, after a Vermont Yankee contribution toward the plant's decommissioning trust fund, AmerGen will take over the fund and assume responsibility for the actual cost of decommissioning the plant. The agreement also requires the existing power purchasers (including the Company) to continue to purchase the output of the plant or to buy out of the purchased power obligation. In November 1999, the Company signed an agreement to buy out of its obligation, requiring future payments which will be recovered through the Company's CTC. The Company has recorded an accrued liability and offsetting regulatory asset of $80 million for its share of future liabilities related to Vermont Yankee, including the purchased power contract termination payment obligation, but excluding interest and a return allowance. The proposed sale is contingent upon regulatory approvals by the NRC, the SEC, under the 1935 Act, and the VPSB, among others.

     Millstone 3

     In July 1998, Millstone 3, which is operated by a subsidiary of Northeast Utilities (NU), returned to full operation after being shut down for more than two years.

     In August 1997, the Company sued NU in Massachusetts Superior Court for damages resulting from the tortious conduct of NU that caused the shutdown of Millstone 3. The Company's claim for damages included the costs of replacement power during the outage, costs necessary to return Millstone 3 to safe operation, and other additional costs. Most of the Company's incremental replacement power costs have been recovered from customers, either through fuel adjustment clauses or through provisions in the Settlement Agreements.

     In August 1997, the Company also sent a demand for arbitration to Connecticut Light & Power Company and Western Massachusetts Electric Company, both subsidiaries of NU (subsidiaries), seeking damages resulting from their breach of obligations under an agreement with the Company and others regarding the operation and ownership of Millstone 3.

     In November 1999, the Company, NU, and the subsidiaries executed an agreement which settled the litigation and arbitration described above. Under the settlement, NU paid the Company approximately $24 million. In addition, NU also agreed to include the Company's Millstone 3 interest when NU sells its Millstone 3 interest at auction. Amounts received pursuant to a sale will, after reimbursement of the Company's transaction costs and net investment in Millstone 3, be credited to customers.

     Nuclear Decommissioning

     The Company is liable for its share of decommissioning costs for Millstone 3, Seabrook 1, and all of the Yankees. Decommissioning costs include not only estimated costs to decontaminate the units as required by the NRC, but also costs to dismantle the uncontaminated portion of the units. The Company records decommissioning costs on its books consistent with its rate recovery. The Company is recovering its share of projected decommissioning costs for Millstone 3 and Seabrook 1 through depreciation expense. In addition, the Company is paying its portion of projected decommissioning costs for all of the Yankees through purchased power expense. Such costs reflect estimates of total decommissioning costs approved by the FERC.

     In New Hampshire, legislation was enacted in 1998 which makes owners of Seabrook 1, in which the Company owns a 10 percent interest, proportional guarantors for decommissioning costs in the event that an owner without a franchise service territory fails to fund its share of decommissioning costs. Currently, a single owner of an approximate 12 percent share of Seabrook 1 has no franchise service territory. The impact of this legislation to the Company is not considered material to its financial position or results of operation.

     The Nuclear Waste Policy Act of 1982 establishes that the federal government (through the Department of Energy (DOE)) is responsible for the disposal of spent nuclear fuel. The federal government requires the Company to pay a fee based on its share of the net generation from the Millstone 3 and Seabrook 1 nuclear generating units. Prior to 1998, the Company recovered this fee through its fuel clause. Under the Settlement Agreements, substantially all of these costs are recovered through CTCs. Similar costs are billed to the Company by Vermont Yankee and are also recovered from customers through CTCs. In 1997, ruling on a lawsuit brought against the DOE by numerous utilities and state regulatory commissions, the U.S. Court of Appeals for the District of Columbia held that the DOE was obligated to begin disposing of utilities' spent nuclear fuel by January 1998. The DOE failed to meet this deadline and is not expected to have a temporary or permanent repository for spent nuclear fuel before 2010, at the earliest. Many utilities, including Yankee Atomic, Connecticut Yankee, and Maine Yankee, are plaintiffs in on-going litigation related to the DOE's failure to accept spent nuclear fuel.

     Decommissioning Trust Funds

     Each nuclear unit in which the Company has an ownership interest has established a decommissioning trust fund or escrow fund into which payments are being made to meet the projected costs of decommissioning. The table below lists information on the two operating nuclear plants in which the Company is a joint owner.

          The Company's share of (millions of dollars)
               -----------
-------------------------------------------
          The Company's          Estimated     Decommissioning
          Ownership     Net     Decommissioning     Fund     License
Unit     Interest (%)     Plant Assets     Cost (in 1999 $)     Balances*
Expiration
--------------------------------------------------------------------------------
---------
Millstone 3     12     12**     76     23     2025
Seabrook 1     10     14**     56     13     2026

 *Certain additional amounts are anticipated to be available through tax deductions.
**Represents post-December 1995 spending including nuclear fuel. For further information, refer to Note C.

     There is no assurance that decommissioning costs actually incurred by Millstone 3, Seabrook 1, or Vermont Yankee, as previously mentioned, will not substantially exceed the estimated amounts. For example, decommissioning cost estimates assume the availability of permanent repositories for both low-level and high-level nuclear waste; those repositories do not currently exist. The temporary low-level repository located in Barnwell, South Carolina may become unavailable, which could increase the cost of decommissioning the Yankee Atomic, Connecticut Yankee, and Maine Yankee plants. If any of the operating units were shut down prior to the end of their operating licenses, which the Company believes is likely, the funds collected for decommissioning to that point would be insufficient. Under the Settlement Agreements, the Company will recover decommissioning costs through CTCs.

     Nuclear Insurance

     The Price-Anderson Act limits the amount of liability claims that would have to be paid in the event of a single incident at a nuclear plant to $9.5 billion (based upon 106 licensed reactors). The maximum amount of commercially available insurance coverage to pay such claims is $200 million. The remaining $9.3 billion would be provided by an assessment of up to $88.1 million per incident levied on each of the participating nuclear units in the United States, subject to a maximum assessment of $10 million per incident per nuclear unit in any year. The maximum assessment, which was most recently adjusted in 1998, is adjusted for inflation at least every five years. The Company's current interest in Vermont Yankee, Millstone 3, and Seabrook 1 would subject the Company to a $35.4 million maximum assessment per incident. The Company's payment of any such assessment would be limited to a maximum of $4.0 million per year. As a result of the permanent cessation of power operation of the Yankee Atomic, Connecticut Yankee, and Maine Yankee plants, these units have received from the NRC an exemption from participating in the secondary financial protection system under the Price-Anderson Act. However, these plants must continue to maintain $100 million of commercially available nuclear liability insurance coverage.

     Each of the nuclear units in which the Company has either an ownership or purchased power interest also carries nuclear property insurance to cover the costs of property damage, decontamination, and premature decommissioning resulting from a nuclear incident. These policies may require additional premium assessments if losses relating to nuclear incidents at units covered by this insurance occur in a prior six-year period. The Company's maximum potential exposure for these assessments, either directly or indirectly, is approximately $4.6 million with respect to the current policy period.

     3. Plant expenditures

     The Company's utility plant expenditures are estimated to be approximately $45 million in 2000. At December 31, 1999, substantial commitments had been made relative to future planned expenditures.

     4. Hydro-Quebec Interconnection

     Three affiliates of the Company were created to construct and operate transmission facilities to transmit power from Hydro- Quebec to New England. Under support agreements entered into at the time these facilities were constructed, the Company agreed to guarantee a portion of the project debt. That portion at December 31, 1999 amounted to $21 million.

     5. Hazardous waste

     The Federal Comprehensive Environmental Response, Compensation and Liability Act, more commonly known as the "Superfund" law, imposes strict, joint and several liability, regardless of fault, for remediation of property contaminated with hazardous substances. A number of states, including Massachusetts, have enacted similar laws.

     The electric utility industry typically utilizes and/or generates in its operations a range of potentially hazardous products and by-products. The Company currently has in place an internal environmental audit program and an external waste disposal vendor audit and qualification program intended to enhance compliance with existing federal, state, and local requirements regarding the handling of potentially hazardous products and by-products.

     The Company has been named as a potentially responsible party (PRP) by either the United States Environmental Protection Agency or the Massachusetts Department of Environmental Protection for several sites at which hazardous waste is alleged to have been disposed. Private parties have also contacted or initiated legal proceedings against the Company regarding hazardous waste cleanup. The Company is currently aware of other possible hazardous waste sites, and may in the future become aware of additional sites, that it may be held responsible for remediating.

     Predicting the potential costs to investigate and remediate hazardous waste sites continues to be difficult. There are also significant uncertainties as to the portion, if any, of the investigation and remediation costs of any particular hazardous waste site that may ultimately be borne by the Company. The Company has recovered amounts from certain insurers, and, where appropriate, intend to seek recovery from other insurers and from other PRPs, but it is uncertain whether, and to what extent, such efforts will be successful. The Company believes that hazardous waste liabilities for all sites of which it is aware are not material to its financial position.

     6. Town of Norwood dispute

     From 1983 until 1998, the Company was the wholesale power supplier for the Town of Norwood, Massachusetts (Norwood). In April 1998, Norwood began taking power from another supplier. Pursuant to a tariff amendment approved by the FERC in May 1998, the Company has been assessing Norwood a CTC. Through December 1999, the charges assessed Norwood amount to approximately $15 million, all of which remain unpaid. The Company is pursuing a collection action in Massachusetts Superior Court.

     Separately, Norwood filed suit in Federal District Court (District Court) in April 1997 alleging that the divestiture violated the terms of the 1983 power contract and contravened antitrust laws. The District Court dismissed the lawsuit. On appeal, the First Circuit Court of Appeals (First Circuit) also consolidated appeals Norwood made from FERC's orders approving the divestiture, the wholesale rate settlement between the Company and its distribution affiliates, and the CTC tariff amendment. On February 2, 2000, the First Circuit dismissed Norwood's appeal from the FERC orders and dismissed its appeal from all but one of Norwood's District Court claims, which relates to the creation of generation market power. On February 28, 2000 and March 3, 2000, respectively, the First Circuit denied Norwood's petition for further review of its District Court claims decision and its decision on the FERC orders.

     Norwood has also appealed a 1999 FERC decision that rejected Norwood's challenge to the calculation of the CTC based on the term of the 1983 power contract.

Note E - Employee Benefits

     1. Pension Plans:

     The Company participates with other subsidiaries of National Grid USA in noncontributory, defined-benefit plans covering substantially all employees of the Company. The plans provide pension benefits based on the employee's compensation during the five years prior to retirement. Absent unusual circumstances, the Company's funding policy is to contribute each year the net periodic pension cost for that year. However, the contribution for any year will not be less than the minimum contribution required by federal law or greater than the maximum tax deductible amount.

     Net pension cost for 1999, 1998, and 1997 included the following components:


--------------------------------------------------------------------------------
---------
Year ended December 31 (thousands of dollars)               1999     1998
1997
--------------------------------------------------------------------------------
---------
Service cost - benefits earned during the period          $   527     $
2,430     $ 2,887
Plus (less):
     Interest cost on      projected benefit     obligation          7,044
7,435     7,003
     Return on plan assets at expected long-term rate          (8,090)
(8,675)     (7,842)
     Amortization of transition obligation               (170)     (184)
(175)
     Amortization of prior service cost               115     161     171
     Amortization of net (gain)/loss                    36     159     65
     Curtailment (gain)/loss                    -     (5,680)     -
--------------------------------------------------------------------------------
---------
     Benefit cost                    $  (538)     $(4,354)     $ 2,109
--------------------------------------------------------------------------------
---------
Special termination benefits not included above          $     -
$10,911     $     -
--------------------------------------------------------------------------------
---------

     The funded status of the plans cannot be presented separately for the Company as the Company participates in the plans with other National Grid USA subsidiaries. The following table sets forth the funded status of the National Grid USA companies' plans at December 31:


---------------------------------------------------------------------------
(millions of dollars)               1999     1998
---------------------------------------------------------------------------
Benefit obligation               $789     $843
Unrecognized prior service costs               (5)     (6)
Transition liability not yet recognized (amortized)          (2)     (2)
Additional minimum liability               6     7
---------------------------------------------------------------------------
                    788     842
---------------------------------------------------------------------------
Plan assets at fair value               947     837
Transition asset not yet recognized (amortized)          (5)     (6)
Net (gain)/loss not yet recognized (amortized)          (206)     (92)
---------------------------------------------------------------------------
                    736     739
---------------------------------------------------------------------------
Accrued (prepaid) pension benefits
     recorded on books               $ 52     $103
---------------------------------------------------------------------------

     The following provides a reconciliation of benefit obligations and plan assets:

---------------------------------------------------------------------------
(millions of dollars)               1999     1998
---------------------------------------------------------------------------
Changes in benefit obligation:
Benefit obligation at January 1               $843     $819
Service cost               11     14
Interest cost               56     55
Actuarial (gain)/loss               (55)     (5)
Benefits paid               (66)     (94)
Special termination benefits               -     64
Curtailment               -     (11)
Plan amendments               -     1
---------------------------------------------------------------------------
Benefit obligation at December 31               $789     $843
---------------------------------------------------------------------------
Reconciliation of change in plan assets:
Fair value of plan assets at January 1               $837     $834
Actual return on plan assets during year               117     93
Company contributions               59     4
Benefits paid from plan assets               (66)     (94)
---------------------------------------------------------------------------
Fair value of plan assets at December 31               $947     $837
---------------------------------------------------------------------------

Year ended December 31           2000       1999       1998       1997
----------------------------------------------------------------------
Assumptions used to determine pension cost:
     Discount rate     7.75%     6.75%     6.75%     7.25%
     Average rate of increase in
       future compensation level     5.10%     4.13%     4.13%     4.13%
     Expected long-term rate of
       return on assets     8.50%     8.50%     8.50%     8.50%

     The plans' funded status at December 31, 1999 and 1998 were calculated using the assumed rates from 2000 and 1999, respectively, and the 1983 Group Annuity Mortality table.

     Plan assets are composed primarily of equity and fixed income securities.

     2. Postretirement Benefit Plans Other than Pensions (PBOPs):

     The Company provides health care and life insurance coverage to eligible retired employees. Eligibility is based on certain age and length of service requirements and in some cases retirees must contribute to the cost of their coverage.

     The Company's total cost of PBOPs for 1999, 1998, and 1997 included the following components:

--------------------------------------------------------------------------------
---------
Year ended December 31 (thousands of dollars)               1999     1998
1997
--------------------------------------------------------------------------------
---------
Service cost - benefits earned during the period          $   193     $
1,109     $ 1,363
Plus (less):
     Interest cost on projected benefit     obligation          2,816
3,244     3,545
     Return on plan assets at expected long-term rate          (2,896)
(2,656)     (2,343)
     Amortization of transition obligation               85     1,732
2,556
     Amortization of prior service cost               -     5     8
     Amortization of net (gain)/loss                    (1,252)
(1,138)     (983)
     Curtailment (gain)/loss                    -     27,149     -
--------------------------------------------------------------------------------
---------
     Benefit cost                    $(1,054)     $29,445     $ 4,146
--------------------------------------------------------------------------------
---------
Special termination benefits not included above          $     -     $
439     $     -
--------------------------------------------------------------------------------
---------

     The following table sets forth the Company's benefits earned and the plans' funded status:

-----------------------------------------------------------------------------
At December 31 (millions of dollars)               1999     1998
-----------------------------------------------------------------------------
Benefit obligation               $ 42     $ 41
Unrecognized prior service costs               -     -
Transition liability not yet recognized (amortized)          (1)     (1)
-----------------------------------------------------------------------------
                    41     40
-----------------------------------------------------------------------------
Plan assets at fair value               39     36
Net (gain)/loss not yet recognized (amortized)          (25)     (26)
-----------------------------------------------------------------------------
                    14     10
-----------------------------------------------------------------------------
Accrued (prepaid) PBOPs recorded on books               $ 27     $ 30
-----------------------------------------------------------------------------

     The following provides a reconciliation of benefit obligations and plan assets:

-----------------------------------------------------------------------------
(millions of dollars)               1999     1998
-----------------------------------------------------------------------------
Changes in benefit obligation:
Benefit obligation at January 1               $41     $ 51
Service cost               -     1
Interest cost               3     3
Actuarial (gain)/loss               -     2
Benefits paid               (2)     (2)
Special termination benefits               -     -
Curtailment               -     (14)
-----------------------------------------------------------------------------
Benefit obligation at December 31               $42     $ 41
-----------------------------------------------------------------------------
Reconciliation of change in plan assets:
Fair value of plan assets at January 1               $36     $ 34
Actual return on plan assets during year               4     4
Company contributions               1     -
Benefits paid from plan assets               (2)     (2)
-----------------------------------------------------------------------------
Fair value of plan assets at December 31               $39     $ 36
-----------------------------------------------------------------------------

Year ended December 31           2000       1999       1998       1997
----------------------------------------------------------------------

Assumptions used to determine postretirement benefit cost:
     Discount rate     7.75%     6.75%     6.75%     7.25%
     Expected long-term rate of
          return on assets     8.42%     8.35%     8.27%     8.21%
     Health care cost rates:
          1997 to 1999           5.25%     5.25%     8.00%
          2000     8.25%     5.25%     5.25%     6.25%
          2001     6.75%     5.25%     5.25%     6.25%
          2002 to 2004     5.25%     5.25%     5.25%     6.25%
          2005 and beyond     5.25%     5.25%     5.25%     5.25%

     The plans' funded status at December 31, 1999 and 1998 were calculated using the assumed rates in effect for 2000 and 1999, respectively.

     The assumptions used in the health care cost trends have a significant effect on the amounts reported. A one percentage point change in the assumed rates would increase the accumulated postretirement benefit obligation (APBO) as of December 31, 1999 by approximately $5 million or decrease the APBO by approximately $4 million, and change the net periodic cost for 1999 by approximately $350,000.

     The Company generally funds the annual tax-deductible contributions. Plan assets are invested in equity and fixed income securities and cash equivalents.

     3. Early Retirement and Special Severance Programs:

     In 1998, the Company offered a voluntary early retirement program to all employees who were at least 55 years old with 10 years of service. This program was part of an organizational review with the goal of streamlining operations and reducing the work force to reflect industry restructuring. The early retirement offer was accepted by 104 employees. A special severance program was also utilized in 1998 for employees affected by the organizational restructuring, but who were not eligible for, or did not accept, the early retirement offer. The cost of these programs was in part reimbursed by the buyer at the closing of the divestiture and will be recovered in part from customers as a component of stranded cost recovery.

Note F - Income Taxes

     The Company and other subsidiaries participate with National Grid USA in filing consolidated federal income tax returns. The Company's income tax provision is calculated on a separate return basis. Federal income tax returns have been examined and reported on by the Internal Revenue Service through 1993.

     Total income taxes in the statements of income are as follows:

Year ended December 31, (In thousands)     1999     1998     1997
----------------------------------------------------------------
Income taxes charged to operations      $37,633     $73,594     $90,009
Income taxes charged (credited) to
     "Other income"     1,985     (19,582)     (373)
                    -------     -------     -------
               Total income taxes      $39,618     $54,012     $89,636
                    =======     =======     =======

     Total income taxes, as shown above, consist of the following components:

Year ended December 31, (In thousands)     1999     1998     1997
----------------------------------------------------------------
Current income taxes     $25,507     $280,734     $102,364
Deferred income taxes     25,921     (204,129)     (10,705)
Investment tax credits, net     (11,810)     (22,593)     (2,023)
                    -------     --------     --------
               Total income taxes     $39,618     $ 54,012     $ 89,636
                    =======     ========     ========

     Investment tax credits (ITC) have been deferred and amortized over the estimated lives of the property giving rise to the credits. ITC amortization in 1999 reflects the accelerated amortization of the property giving rise to the credits, while the increase in amortization of ITC in 1998 compared with 1997 results from the recognition in income of unamortized ITC related to the generating assets divested during 1998.

     Total income taxes, as shown above, consist of federal and state components as follows:


Year ended December 31, (In thousands)     1999     1998     1997
----------------------------------------------------------------
Federal income taxes     $33,746     $41,255     $73,077
State income taxes     5,872     12,757     16,559
          -------     -------     -------
Total income taxes     $39,618     $54,012     $89,636
          =======     =======     =======

     With regulatory approval from the FERC, the Company has adopted comprehensive interperiod tax allocation (normalization) for temporary book/tax differences.

     Total income taxes differ from the amounts computed by applying the federal statutory tax rates to income before taxes. The reasons for the differences are as follows:

Year ended December 31, (In thousands)     1999     1998     1997
----------------------------------------------------------------
Computed tax at statutory rate     $38,721     $ 61,917     $81,963
Increases (reductions) in tax
 resulting from:
     Amortization of investment
      tax credits     (7,677)     (15,157)     (2,023)
     State income taxes, net of
      federal income tax benefit     3,817     8,292     10,763
     Rate recovery of deficiency
      in deferred tax reserves     8,207     -     -
     Prior year tax adjustment     (2,028)     (188)     (313)
     All other differences     (1,422)     (852)     (754)
          -------     --------     -------
Total income taxes            $39,618     $ 54,012     $89,636
          =======     ========     =======

     The following table identifies the major components of total deferred income taxes:

At December 31, (In millions)     1999     1998
----------------------------------------------------------------
Deferred tax asset:
     Plant related     $  67     $  76
     Investment tax credits     8     13
     All other     2     24
                    -----     -----
                    77     113
                    -----     -----
Deferred tax liability:
     Plant related     (157)     (53)
     All other, principally regulatory
      assets     (100)     (225)
                    -----     -----
                    (257)     (278)
                    -----     -----
               Net deferred tax liability     $(180)     $(165)
                    =====     =====

      Note G - Short-term Borrowings and Other Accrued Expenses

     At December 31, 1999, the Company had $39 million of short-term debt outstanding. The Company has regulatory approval from the SEC, under the 1935 Act, to issue up to $375 million of short-term debt. The Company plans to seek the necessary regulatory approvals in 2000 which would allow the $39 million of variable rate debt to remain outstanding through 2015. This would result in classifying the debt as long-term rather than short-term. National Grid USA and certain subsidiaries, including the Company, with regulatory approval, operate a money pool to more effectively utilize cash resources and to reduce outside short-term borrowings. Short-term borrowing needs are met first by available funds of the money pool participants. Borrowing companies pay interest at a rate designed to approximate the cost of outside short-term borrowings. Companies which invest in the pool share the interest earned on a basis proportionate to their average monthly investment in the money pool. Funds may be withdrawn from or repaid to the pool at any time without prior notice.

     At December 31, 1999, the Company had lines of credit and standby bond purchase facilities with banks totaling $460 million which are available to provide liquidity support for $410 million of the Company's short-term and long- term bonds in tax-exempt commercial paper mode (including the $39 million discussed above) and for other corporate purposes. There were no borrowings under these lines of credit at December 31, 1999. Fees are paid on the lines and facilities in lieu of compensating balances.

     The components of other accrued expenses are as follows:

At December 31, (In thousands)      1999     1998
----------------------------------------------------------------
Accrued wages and benefits     $ 1,063     $ 3,059
Rate adjustment mechanisms     14,550     16,781
Other     80     246
          -------     -------
                $15,693     $20,086
          -------     -------

Note H - Cumulative Preferred Stock

     A summary of cumulative preferred stock at December 31, 1999 and 1998 is as follows (in thousands of dollars except for share data):

               Shares          Dividends     Call
               Outstanding     Amount     Declared     Price
------------------------------------------------------------------------------
               1999     1998     1999     1998     1999     1998
------------------------------------------------------------------------------
$100 par value
     6.00% Series     15,672     15,672     $1,567     $1,567     $94     $
277     (a)
     4.56% Series     -     -     -     -     -     247
     4.60% Series     -     -     -     -     -     236
     4.64% Series     -     -     -     -     -     98
     6.08% Series     -     -     -     -     -     372
------------------------------------------------------------------------------
          Total     15,672     15,672     $1,567     $1,567     $94     $1,230

(a) Noncallable.

     The annual dividend requirement for cumulative preferred stock was $94,000 at the end of 1999 and 1998. In 1998, the Company repurchased or redeemed preferred stock with an aggregate par value of $38 million.

     There are no mandatory redemption provisions on the Company's cumulative preferred stock.

Note I - Long-term Debt

     A summary of long-term debt is as follows:

At December 31, (In thousands)

Series     Rate %     Maturity     1999     1998
------------------------------------------------------------------------------
Pollution Control Revenue Bonds:
MIFA 1 (a)     variable     March 1, 2018     $ 79,250     $ 79,250
BFA 1 (b)      variable     November 1, 2020     135,850     135,850
BFA 2 (b)     variable     November 1, 2020     50,600     50,600
MIFA 2 (a)     variable     October 1, 2022     106,150     106,150
Unamortized discounts           (79)     (85)
                    --------     --------
Total long-term debt          $371,771     $371,765
                    ========     ========

(a)MIFA = Massachusetts Industrial Finance Authority
(b)BFA = Business Finance Authority of the State of New Hampshire

     At December 31, 1999, interest rates on the Company's variable rate long-term bonds ranged from 3.55 percent to 3.90 percent.

     At December 31, 1999, the Company's long-term debt had a carrying value and fair value of approximately $372,000,000. The fair value of debt that reprices frequently at market rates approximates carrying value.

Note J - Common Stock

     The Company repurchased shares of its common stock in 1999 and 1998 as follows (dollar amounts expressed in thousands):

          Reductions to:
                         -----------------------------------------
                    Common stock
          Number of     Cash     and related     Other paid-     Retained
Year     Shares     Paid     premium     in capital     earnings
--------------------------------------------------------------------------------
----
1999     130,000     $ 18,056     $ 4,348     $  6,623     $  7,085
1998     2,700,000     $417,960     $90,266     $133,876     $193,818


Note K - Supplementary Income Statement Information

     Advertising expenses, expenditures for research and development, and rents were not material and there were no royalties paid in 1999, 1998, or 1997. Taxes, other than income taxes, charged to operating expenses are set forth by classes as follows:

Year ended December 31, (In thousands)     1999     1998     1997
----------------------------------------------------------------
Municipal property taxes     $17,640     $42,080     $59,102
Federal and state payroll
 and other taxes     2,642     6,412     8,209
          -------     -------     -------
          $20,282     $48,492     $67,311
          =======     =======     =======

     New England Power Service Company, an affiliated service company operating pursuant to the provisions of Section 13 of the 1935 Act, furnished services to the Company at the cost of such services. These costs amounted to $43,584,000, $74,203,000, and $91,985,000, including capitalized construction costs of $17,229,000, $21,281,000, and $24,347,000, in 1999, 1998, and 1997,
respectively.


New England Power Company
Selected Financial Information

Year ended December 31,
(In millions)               1999     1998     1997     1996     1995
---------------------------------------------------------------------------
Operating revenue                $  596     $1,218     $1,678     $1,600
$1,571
Net income                $   71     $  123     $  145     $  152     $  151
Total assets                $2,303     $2,415     $2,763     $2,648     $2,648
Capitalization:
     Common equity                $  332     $  521     $  913     $  906
$  889
     Cumulative preferred stock           2     1     40     40     61
     Long-term debt                372     372     648     733     735
                    ------     ------     ------     ------     ------
Total capitalization                $  706     $  894     $1,601
$1,679     $1,685
Preferred dividends declared           $    -     $    1     $    2     $
3     $    3
Common dividends declared           $  241     $  131     $  135     $
134     $  135
                    ------     ------     ------     ------     ------

Selected Quarterly Financial Information (Unaudited)

          First      Second     Third     Fourth
(In thousands)     Quarter     Quarter     Quarter     Quarter
          -------     -------     -------     -------
1999
Operating revenue          $167,177          $139,620
$142,066          $147,478
Operating income           $ 22,058          $ 13,796          $
18,782          $ 23,927
Net income           $ 20,345          $ 14,254          $ 17,669          $
18,746

1998
Operating revenue          $401,147          $358,320
$321,569          $137,304
Operating income           $ 48,740          $ 32,523          $
54,647          $ 21,452
Net income           $ 35,950          $ 20,425          $ 47,956          $
18,564

     Per share data is not relevant because the Company's common stock is wholly owned by National Grid USA, a wholly owned subsidiary of The National Grid Group plc.