Form 10-KT, Exhibit 13
period 2000-03-31
NEW ENGLAND POWER CO
filed 2000-06-30
CIK 71337

New England Power Company
25 Research Drive
Westborough, Massachusetts 01582

Directors
(As of June 20, 2000)

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

Robert G. Powderly
Vice President of National Grid USA

Terry L. Schwennesen
Vice President of the Company

Richard P. Sergel
President and Chief Executive Officer of National Grid USA

Philip R. Sharp
Lecturer, Harvard University, John F. Kennedy School of Government

Officers
(As of June 20, 2000)

Peter G. Flynn
President of the Company

Michael E. Jesanis
Vice President of the Company and Senior Vice President and Chief
Financial Officer of National Grid USA

Cheryl A. LaFleur
Vice President and General Counsel of the Company and Senior Vice
President, General Counsel, and Secretary of National Grid USA

Marc F. Mahoney
Vice President of the Company and of certain affiliates

John F. Malley
Vice President of the Company

James S. Robinson
Vice President of the Company

Masheed H. Rosenqvist
Vice President of the Company and of certain affiliates

Terry L. Schwennesen
Vice President of the Company

Gregory A. Hale
Clerk of the Company and of certain affiliates, Assistant Secretary or Assistant Clerk of certain affiliates and Secretary of an affiliate

John G. Cochrane
Treasurer of the Company and of certain affiliates, Vice President of an affiliate, Assistant Treasurer of an affiliate and Vice
President and Treasurer of National Grid USA

Kirk L. Ramsauer
Assistant Clerk of the Company and of certain affiliates, Secretary or Clerk of certain affiliates and Assistant Secretary of an affiliate

Patricia C. Easterly
Assistant Treasurer of the Company and Treasurer of an affiliate

Nancy B. Kellogg
Assistant Treasurer of the Company and of certain affiliates

Kwong O. Nuey
Controller of the Company and of certain affiliates

Transfer Agent, Dividend Paying Agent, and Registrar of Preferred
Stock, Fleet National Bank, Boston, Massachusetts

This report is not to be considered an offer to sell or buy or solicitation of an offer to sell or buy any security.

New England Power Company
25 Research Drive
Westborough, Massachusetts 01582

Directors
(As of June 20, 2000)

L. Joseph Callan
Former Executive Director for Operations,
Nuclear Regulatory Commission

Peter G. Flynn
President of the Company

Michael E. Jesanis
Vice President of the Company and Senior Vice President and Chief
Financial Officer of National Grid USA

Cheryl A. LaFleur
Vice President and General Counsel of the Company and Senior Vice
President, General Counsel, and Secretary of National Grid USA

Robert G. Powderly
Vice President of National Grid USA

Terry L. Schwennesen
Vice President of the Company

Richard P. Sergel
President and Chief Executive Officer of National Grid USA

Philip R. Sharp
Lecturer, Harvard University, John F. Kennedy School of Government

Officers
(As of June 20, 2000)

Peter G. Flynn
President of the Company

Michael E. Jesanis
Vice President of the Company and Senior Vice President and Chief
Financial Officer of National Grid USA

Cheryl A. LaFleur
Vice President and General Counsel of the Company and Senior Vice
President, General Counsel, and Secretary of National Grid USA


Marc F. Mahoney
Vice President of the Company and of certain affiliates

John F. Malley
Vice President of the Company

James S. Robinson
Vice President of the Company

Masheed H. Rosenqvist
Vice President of the Company and of certain affiliates

Terry L. Schwennesen
Vice President of the Company

Gregory A. Hale
Clerk of the Company and of certain affiliates, Assistant Secretary or Assistant Clerk of certain affiliates and Secretary of an affiliate

John G. Cochrane
Treasurer of the Company and of certain affiliates, Vice President of an affiliate, Assistant Treasurer of an affiliate and Vice
President and Treasurer of National Grid USA

Kirk L. Ramsauer
Assistant Clerk of the Company and of certain affiliates, Secretary or Clerk of certain affiliates and Assistant Secretary of an affiliate

Patricia C. Easterly
Assistant Treasurer of the Company and Treasurer of an affiliate

Nancy B. Kellogg
Assistant Treasurer of the Company and of certain affiliates

Kwong O. Nuey
Controller of the Company and of certain affiliates



Transfer Agent, Dividend Paying Agent, and Registrar of Preferred
Stock, Fleet National Bank, Boston, Massachusetts


This report is not to be considered an offer to sell or buy or solicitation of an offer to sell or buy any security.

New England Power Company

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

Report of Independent Accountants


New England Power Company, Westborough, Massachusetts:

   In our opinion, the accompanying balance sheets and the related statements of income, of retained earnings, and of cash flows present fairly, in all material respects, the financial position of New England Power Company (the Company), a wholly owned subsidiary of National Grid USA (formerly New England Electric System), at March 31, 2000 and December 31, 1999 and 1998, and the results of its operations and its cash flows for the three months ended March 31, 2000 and each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts

June 20, 2000

New England Power Company
Financial Review

   Merger with National Grid

   On March 22, 2000, the merger of New England Electric System
(NEES) and The National Grid Group plc (National Grid) was completed, with NEES (renamed National Grid USA) becoming a wholly owned subsidiary of National Grid. National Grid paid a total of $4 billion, including $3.2 billion in cash paid to shareholders pursuant to the merger agreement, $642 million for National Grid USA's merger with Eastern Utilities Associates (EUA) (discussed below), an additional capital contribution of $141 million, and merger related expenses of $37 million. New England Power Company (the Company) will maintain its existing name and will remain a wholly owned subsidiary of National Grid USA.

   The merger of National Grid USA and National Grid has been accounted for as an acquisition of National Grid USA by National Grid using the purchase method of accounting. The application of the purchase method, including the recognition of goodwill, is being pushed down and reflected on the financial statements of the National Grid USA subsidiaries, including the Company. Total goodwill amounted to $1.7 billion, of which the Company was allocated $334.1 million at the date of the merger. This amount was determined pursuant to an independent study conducted by a third party and is being amortized over 20 years. The annual amortization expense will amount to approximately $16.7 million.

   The purchase accounting method requires the Company to revalue its assets and liabilities at their fair value. This revaluation resulted in a net debit adjustment to the Company's pension and postretirement benefit plans in the amount of approximately $61 million, with a corresponding offsetting credit to a regulatory liability account (see Note E of the Notes to Financial Statements).

   Merger with EUA

   The merger between the National Grid USA and EUA parent companies was completed on April 19, 2000, with EUA merging into National Grid USA. The impacts of this transaction will be reflected in subsequent reporting periods. The price paid by National Grid USA was $642 million, or $31.459 per share. On May 1, 2000, Montaup Electric Company (Montaup), formerly a subsidiary of EUA, merged into the Company.

   The merger of EUA and National Grid USA is being accounted for by the purchase method, the application of which, including the recognition of goodwill, is being pushed down and reflected on the financial statements of the National Grid USA subsidiaries, including the Company. Total goodwill amounted to $388 million, of which the Company was allocated $7.7 million. This amount was determined pursuant to an independent study conducted by a third party and is being amortized over 20 years. The annual amortization expense will amount to approximately $0.4 million.

   Industry Restructuring

   Pursuant to legislation enacted in Massachusetts, Rhode Island, and New Hampshire, and settlement agreements approved by state and federal regulators (the Settlement Agreements), all customers were granted choice of power supplier in 1998. To facilitate the implementation of customer choice, the settlement agreements provided for the amendment of the Company's all-requirements contracts with its affiliated distribution companies. The Company's all-requirements contracts with some unaffiliated customers were terminated pursuant to settlement agreements or tariff provisions. However, the Company remains obligated to provide transition power supply service at fixed rates to some new customer load in Rhode Island. In addition, as a result of the Settlement Agreements, the Company and its affiliate, The Narragansett Electric Company (Narragansett Electric), sold substantially all of their nonnuclear generating business (divestiture) in September 1998. As part of the divestiture plan, New England Energy Incorporated sold its oil and gas properties in 1998, resulting in a loss of approximately $120 million, before tax, which was reimbursed by the Company. The Company also agreed to endeavor to sell its minority interest in three nuclear power plants and a 60 megawatt interest in a fossil-fueled generating station in Maine.

   In conjunction with the divestiture, the Company transferred to the buyer of its nonnuclear generating business (the buyer) its entitlement to power procured under several long-term contracts in exchange for monthly fixed payments by the Company averaging $9.5 million per month through January 2008 (having a net present value at March 31, 2000 of approximately $687 million) toward the above-market cost of those contracts. The Company has recorded a corresponding current liability of $75 million, and a long-term liability of $612 million. For certain contracts which have been formally assigned to the buyer, the Company has made lump sum payments equivalent to the present value of the monthly fixed payment obligations of those contracts (approximately $345 million at date of purchase, which corresponds to approximately $290 million at March 31, 2000), which were separate from the $687 million figure referred to above.

   Under the Settlement Agreements, the Company is permitted to recover costs associated with its former generating investments and related contractual commitments that were not recovered through the sale of those investments (stranded costs). These costs are recovered from the Company's wholesale customers with which it has settlement agreements through contract termination charges (CTC) which the affiliated wholesale customers recover through delivery charges to distribution customers. The recovery of the Company's stranded costs is divided into several categories. The Company's unrecovered costs associated with generating plants (nuclear and nonnuclear) and most regulatory assets will be fully recovered through the CTC by the end of 2000 and earn a return on equity averaging 9.7 percent. The Company's obligation related to the above-market cost of purchased power contracts and nuclear decommissioning costs are recovered through the CTC as such costs are actually incurred. As the CTC rate declines, the Company, under certain of the Settlement Agreements, earns incentives based on successful mitigation of its stranded costs. These incentives supplement the Company's return on equity. Until such time as the Company divests its operating nuclear interests, the Company will share with customers, through the CTC, 80 percent of the revenues and operating costs related to the units, with shareholders retaining the balance. For further information on the potential sale of the Vermont Yankee and Millstone 3 nuclear generating units, refer to the "Nuclear Units" section below.

   Accounting Implications

   Because electric utility rates have historically been based on a utility's costs, electric utilities are subject to certain accounting standards that are not applicable to other business enterprises in general. The Company applies the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), which requires regulated entities, in appropriate circumstances, to establish regulatory assets or liabilities, and thereby defer the income statement impact of certain charges or revenues because they are expected to be collected or refunded through future customer billings. In 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board concluded that a utility that had received approval to recover stranded costs through regulated rates would be permitted to continue to apply FAS 71 to the recovery of stranded costs.

   As discussed above, the Company received authorization from the Federal Energy Regulatory Commission (FERC) to recover through CTCs substantially all of the costs associated with its former generating business not recovered through the divestiture. Additionally, FERC Order No. 888 enables transmission companies to recover their specific costs of providing transmission service. Therefore, substantially all of the Company's business, including the recovery of its stranded costs, remains under cost-based rate regulation. Because of the nuclear cost-sharing provisions related to the Company's CTC, the Company ceased applying FAS 71 in 1997 to 20 percent of its ongoing nuclear operations, the impact of which is immaterial.

   As a result of applying FAS 71, the Company has recorded a regulatory asset for the costs that are recoverable from customers through the CTC. At March 31, 2000, this amounted to approximately $1.3 billion, including $1.0 billion related to the above-market costs of purchased power contracts, $0.3 billion related to accrued Yankee nuclear plant costs, and other net CTC-related regulatory assets.

   Impact of Mergers on Transmission and CTC Rates

   Under a rate consolidation plan accepted by the FERC in September 1999, upon National Grid USA's acquisition of EUA and the merger of Montaup, EUA's transmission company, into the Company on May 1, 2000, the combined company charges a single system open access transmission tariff based upon its total transmission costs. Montaup will charge a separate CTC rate until a rate for the combined company is established.

   Change of Fiscal Year

   National Grid USA and its subsidiaries, including the Company, changed their fiscal year from a calendar year ending December 31 to a fiscal year ending March 31. The Company made this change in order to align its fiscal year with that of National Grid USA's parent company, National Grid. The Company's first new full fiscal year began on April 1, 2000 and will end on March 31, 2001. The Company has reported results of operations for the three month transitional period ended March 31, 2000, the three month period ended March 31, 1999, and the years ended December 31, 1999, December 31, 1998, and December 31, 1997. The Company has also reported balance sheets as of March 31, 2000, December 31, 1999, and December 31, 1998, and statements of cash flows for the three month periods ended March 31, 2000, and March 31, 1999, and the years ended December 31, 1999, December 31, 1998, and December 31, 1997.

   Overview of Financial Results

   Net income for the three months ended March 31, 2000 decreased $6 million compared with the same period in 1999 primarily due to the elimination of certain liabilities related to open access transmission tariffs of approximately $5 million in the first quarter of 1999.

     Net income for the year ended December 31, 1999 decreased $52 million compared with the same period in 1998 as a result of the continuing impacts of the divestiture and the restructuring of the utility business. Partially offsetting the decrease was the recovery of stranded cost mitigation incentives of approximately $25 million in 1999 compared with $10 million in 1998, as well as increased transmission revenues of approximately $13 million due to the elimination of certain liabilities related to open access transmission tariffs.

     Net income for the year ended December 31, 1998 decreased $22 million compared with 1997. This decrease was also primarily due to the divestiture and reduced revenues as a result of industry restructuring.

     Operating Revenue

     Operating revenue for the three months ended March 31, 2000 decreased $33 million compared with the same period in 1999, largely due to CTC revenue of approximately $21 million from Narragansett Electric in 1999 related to its access charge overcollections. This payment reduced Narragansett Electric's future CTC obligations. This additional revenue in 1999 had a corresponding impact to the amortization of CTC, discussed in "Operating Expenses" below. The decrease is also due to the elimination of certain liabilities related to open access transmission tariffs of $5 million in 1999. This decrease is partially offset by the impacts of increased standard offer rates effective January 1, 2000 and increased kilowatthour sales in the three months ended March 31, 2000 compared with the same period in 1999.

     Operating revenue for the year ended December 31, 1999 decreased $622 million compared with 1998 due to the divestiture and reduced CTC charges. Partially offsetting this decrease was an increase in transmission revenues associated with the elimination of certain liabilities related to open access transmission tariffs discussed above.

     Operating revenue for the year ended December 31, 1998 decreased $460 million compared with 1997. This decrease was also the result of the divestiture and reduced revenues due to industry restructuring, partially offset by the recovery of stranded investments and increased transmission billings.

     Operating Expenses

     Operating expenses for the three months ended March 31, 2000 decreased $27 million compared with the same period in 1999.

     The increase in fuel and purchased power expense of approximately $5 million reflects increased purchased power expenses for standard offer requirements and increased kilowatthours purchased.

     Other operating expenses in the three months ended March 31, 2000 decreased approximately $3 million compared with the same period in 1999 due to the reimbursement of start-up costs from 1999 of the Independent System Operator - New England (ISO New England) in 2000. Maintenance expenses decreased approximately $1 million as a result of reduced expenses at the partially owned Millstone 3 and Seabrook 1 nuclear generating facilities.

     Depreciation and amortization expenses in the three months ended March 31, 2000 decreased $23 million compared with the same period in 1999. This decrease is due to additional CTC amortization in 1999 related to the additional payment of approximately $21 million by Narragansett Electric to the Company, discussed above.

     Operating expenses for the year ended December 31, 1999 decreased $543 million compared with 1998. The divestiture reduced all categories of operating expenses in 1999, with the exception of depreciation and amortization expense.

     The decrease in fuel expense and purchased power costs reflected the divestiture and the assumption of the Company's obligations under most of its previously existing purchased power contracts by the buyer of its nonnuclear generating business. The Company remains obligated to pay predetermined amounts to the buyer related to the above-market cost of those contracts. In addition, the Company also remains obligated under purchased power contracts with the four Yankee nuclear power companies, the costs of which decreased $8 million in 1999, reflecting reduced costs from Maine Yankee and Connecticut Yankee, net of increased costs of a 1999 refueling outage at Vermont Yankee.

     In addition to the impact of the divestiture, which reduced nonnuclear generation operation and maintenance expenses by $71 million, the decrease in other operation and maintenance expenses reflected reduced general and administrative costs due primarily to workforce reductions and reduced charges from New England Power Service Company following the divestiture. In addition, transmission costs decreased $16 million in 1999 due to the assumption of transmission support agreements by the buyer and reduced ISO New England start-up costs. These decreases were partially offset by increased costs of $3 million associated with the partially owned Millstone 3 and Seabrook 1 nuclear generating facilities which experienced refueling outages in the second quarter of 1999.

     Operating expenses for the year ended December 31, 1998 decreased $426 million compared with 1997 as a result of the divestiture, reduced charges of $22 million from Maine Yankee, which was closed in mid-1997, and reduced charges of $3 million and $12 million from the partially owned Seabrook 1 and Millstone 3 nuclear generating facilities, respectively. Operating expenses also decreased due to lower charges related to postretirement benefits other than pensions (PBOPs), reflecting the completion of the accelerated amortization of the Company's deferred PBOP costs in 1997 under the terms of a 1995 rate agreement.

     Depreciation and amortization expenses increased $3 million and $2 million in the years ended December 31, 1999, and 1998, respectively, due to the recovery and amortization of generation-related stranded costs in those years being greater than the depreciation and amortization of generation-related plant in the prior years. The increase was also due to new transmission plant expenditures.

     Interest Expense and Other Income

     The increase in interest expense for the three months ended
March 31, 2000 is primarily due to increased interest rates on variable rate long-term debt and interest on short-term debt borrowings not present in 1999.

     The increase in other income for the three months ended March 31, 2000 is primarily due to decreased expenses related to employee incentive plans from workforce reductions following the divestiture, partially offset by merger related expenses in 2000.

     The decrease in interest expense in the years ended December
31, 1999 and 1998 was principally due to reduced long-term and short-term debt as a result of the divestiture.

     The increase in other income in the years ended December 31, 1999 and 1998 was due primarily to increased interest income resulting from the reinvestment of the proceeds from the divestiture. In 1999, this was partially offset by reduced equity income from nuclear power companies as a result of reductions in the rates of return for two of these companies.

     Nuclear Units

     Nuclear Units Permanently Shut Down

     Three regional nuclear generating companies in which the Company has a minority interest own nuclear generating units that have been permanently shut down. These three units, including Montaup's portion effective with the EUA merger, are as follows:


                                                            Future
                           The Company's                 Estimated
                           Investment                     Billings to
                           as of 3/31/00     Date        the Company
Unit                     %     $(millions)                 Retired                $(millions)
-----------------------------------------------------------------
Yankee Atomic                    30            4            Feb 1992           4
Connecticut Yankee               15           16            Dec 1996          60
Maine Yankee                     20           15            Aug 1997         124

                                                            Future
                            Montaup's                     Estimated
                           Investment                     Billings
                           as of 3/31/00     Date         to Montaup
Unit                     %     $(millions)                 Retired                $(millions)
-----------------------------------------------------------------
Yankee Atomic                   4.5            1            Feb 1992           1
Connecticut Yankee              4.5            5            Dec 1996          19
Maine Yankee                    4.0            3            Aug 1997          26


     In the case of each of these units, the Company has recorded a liability and an offsetting regulatory asset reflecting the estimated future billings from the companies. In a 1993 decision, the FERC allowed Yankee Atomic to recover its undepreciated investment in the plant, including a return on that investment, as well as unfunded nuclear decommissioning costs and other costs. Maine Yankee recovers its costs, including a return, in accordance with settlement agreements approved by the FERC in May 1999. Connecticut Yankee filed a similar request with the FERC, to which several parties intervened in opposition arguing that Connecticut Yankee was entitled to recover only those costs directly related to decommissioning, but should not recover any remaining unamortized investment or return on equity. In August 1998, a FERC Administrative Law Judge (ALJ) issued an initial decision which would allow for full recovery of Connecticut Yankee's unrecovered investment, but precluded a return on that investment. Connecticut Yankee, the Company, and other parties filed with the FERC exceptions to the ALJ's decision. Should the FERC uphold the ALJ's initial decision in its current form, the Company's share (including Montaup's) of the loss of the return component would total approximately $16 million to $20 million before taxes for the entire recovery period. In April 2000, a settlement was reached among Connecticut Yankee, the Connecticut Department of Public Utility Control (CDPUC), the Office of Consumer Counsel (OCC), and the Connecticut Municipal Electric Cooperative. The settlement resolves all issues in the case, except the OCC has reserved its right to appeal recovery of any costs other than decommissioning. Billings will be reduced prospectively. There will be no refund of any amounts collected up to the effective date of the settlement. Connecticut Yankee had reserved for potential refunds and will be reversing that reserve. Prospectively, Connecticut Yankee has agreed to reduce annual collections for decommissioning through the use of its pre-1983 spent fuel trust funds and to limit its return on equity to 6 percent. In addition, Connecticut Yankee has pursued litigation against the Department of Energy to assume financial responsibility for storage of spent nuclear fuel and has agreed to pass to ratepayers any recovery after litigation expenses. The settlement is pending before the FERC.

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

     Maine Yankee had hired Stone & Webster, Inc., an engineering, construction, and consulting company, as the principal contractor to decommission the unit. Stone & Webster recently announced plans to file for Chapter 11 bankruptcy protection due to financial difficulties. Stone & Webster also announced that it has negotiated the sale of substantially all of its assets. In May 2000, Maine Yankee terminated its long-term contract with Stone & Webster and negotiated an arrangement with Stone & Webster to continue work until June 2000. On June 2, 2000, Stone & Webster filed for Chapter 11 bankruptcy protection. Maine Yankee is considering its options for decommissioning the unit beyond June 30, 2000. At this time, the Company is unable to determine the potential impact, if any, of this development.

     Operating Nuclear Units

     The Company has minority interests in three operating nuclear generating units which the Company is engaged in efforts to divest:
Vermont Yankee, Millstone 3, and Seabrook 1. Uncertainties regarding the future of nuclear generating stations, particularly older units, such as Vermont Yankee, have increased in recent years and could adversely affect their service lives, availability, and costs. These uncertainties stem from a combination of factors, including the acceleration of competitive pressures in the power generation industry and increased Nuclear Regulatory Commission
(NRC) scrutiny. The Company performs periodic economic viability reviews of operating nuclear units in which it holds ownership interests. Until such time as the Company divests its operating nuclear interests, the Company will share with customers, through the CTC, 80 percent of the revenues and operating costs related to the units, with shareholders retaining the balance.

     Vermont Yankee

          The following tables summarize the interests of the Company, and of Montaup (effective with the EUA merger), in the Vermont
Yankee Nuclear Power Corporation as of March 31, 2000:


               The Company's Interest
                                (millions of dollars)
               ----------------------------------------------
     Equity                            Net     Estimated             Decommissioning
Ownership       Equity          Plant   Decommissioning                       Fund         License
  Interest (%)         Investment          Assets Cost (in 1999$)                      Balance       Expiration
  ------------         ----------          ------ ---------------                      -------       ----------
       20         $11            $33             $86                           $43            2012

                                Montaup's Interest
                                (millions of dollars)
               ----------------------------------------------
     Equity                            Net     Estimated             Decommissioning
Ownership       Equity          Plant   Decommissioning                       Fund         License
  Interest (%)         Investment          Assets Cost (in 1999$)                      Balance       Expiration
  ------------         ----------          ------ ---------------                      -------       ----------
       2.5              $1             $4         $11                          $5             2012


     In November 1999, the Vermont Yankee Nuclear Power Corporation entered into an agreement with AmerGen Energy Company (AmerGen), a joint venture between PECO Energy and British Energy, to sell the assets of Vermont Yankee. Under the terms of the agreement, after a Vermont Yankee contribution toward the plant's decommissioning trust fund, AmerGen will take over the fund and assume responsibility for the actual cost of decommissioning the plant. The agreement also requires the existing power purchasers (including the Company) to continue to purchase the output of the plant or to buy out of the purchased power obligation. In November 1999, the Company signed an agreement to buy out of its obligation, requiring future payments which will be recovered through the Company's CTC. The Company has recorded an accrued liability and an offsetting regulatory asset of $80 million for its share of future liabilities related to Vermont Yankee, including the purchased power contract termination payment obligation, but excluding interest and a return allowance. The proposed sale is contingent upon regulatory approvals by the NRC, the Securities and Exchange Commission (SEC), under the Public Utility Holding Company Act of 1935 (1935 Act), and the Vermont Public Service Board (VPSB), among others. The Vermont Public Service Department has identified several issues that must be resolved to its satisfaction for it to support the VPSB's approval of the sale.

     Millstone 3

     In August 1997, the Company sued Northeast Utilities (NU) in Massachusetts Superior Court for damages, alleging that NU engaged in tortious conduct that caused the shutdown of Millstone 3, which is operated by a subsidiary of NU. The Company's claim for damages included the costs of replacement power during the outage, costs necessary to return Millstone 3 to safe operation, and other additional costs. Most of the Company's incremental replacement power costs have been recovered from customers, either through fuel adjustment clauses or through provisions in the Settlement Agreements.

     In August 1997, the Company also sent a demand for arbitration to Connecticut Light & Power Company and Western Massachusetts Electric Company, both subsidiaries of NU, seeking damages for breach of obligations under an agreement with the Company and others regarding the operation and ownership of Millstone 3. In July 1998, Millstone 3 returned to full operation after being shut down for more than two years.

     In November 1999, the Company executed an agreement which settled the litigation and arbitration. Under the settlement agreement, the NU companies paid the Company $23.7 million and paid Montaup $7.8 million. The settlement also includes an agreement by NU to include the Company's and Montaup's share of Millstone 3 in an auction of NU's share of the unit. Upon the closing of the sale, NU will pay the Company and Montaup a combined total of $25 million, regardless of the actual sale price, and reimburse the Company and Montaup for any capital expenditures in excess of pre-budgeted levels incurred after October 1999. The Company and Montaup will also be reimbursed for fuel procurement expenditures which increase net nuclear fuel account balances above current balances. The settlement also requires NU to indemnify the Company and Montaup and assume any residual liabilities resulting from the sale, including any requirements that the sellers continue to purchase output from the unit. In addition, the settlement requires NU to pay the Company and Montaup an additional combined total of $1 million per month for every month beyond April 1, 2001 that the closing does not occur. The auction process is being conducted by the CDPUC and is ongoing. Amounts received pursuant to a sale will, after reimbursement of the Company's transaction costs and net investment in Millstone 3, be credited to customers.

     Seabrook 1

     As part of its restructuring settlement with the State of New Hampshire, Public Service Company of New Hampshire (PSNH), through its affiliate, North Atlantic Energy Corporation (NAEC), has committed to seek New Hampshire Public Utilities Commission (NHPUC) approval of a definitive plan to sell, via public auction, its share of Seabrook 1, with such sale to occur no later than December 31, 2003. NAEC is the majority owner of the plant with a 35.98 percent interest and is also the plant operator. As part of its settlement, PSNH has also agreed to make all reasonable efforts to bundle its interests with those of other owners (including the Company) seeking to sell their interests. This would allow for an auction of a majority interest. The NHPUC granted conditional approval of the settlement on April 19, 2000. The New Hampshire legislature approved the necessary legislation on May 31, 2000. Final resolution by the NHPUC approving the settlement in compliance with the legislation is expected this summer.

     Year 2000 Disclosure

     In 1999, National Grid USA and its subsidiaries completed their remediation of the potential information systems (computer) problem resulting from the fact that many software applications and operational programs written in the past might not have recognized calendar dates associated with the year 2000 (Y2K). As a result of their remediation efforts, National Grid USA and its subsidiaries have experienced no significant disruptions in any of their enterprise or operational computer systems.

     National Grid USA's and its subsidiaries' costs of making the necessary Y2K modifications were approximately $28 million. In addition, National Grid USA and its subsidiaries spent approximately $9 million (of which approximately $7 million has been capitalized) related to the replacement of the human resources and payroll system, in part due to the Y2K issue.

     Risk Management

     The Company's major financial market risk exposure is changing interest rates. Changing interest rates will affect interest paid on variable rate debt. At March 31, 2000, the Company's variable rate long-term debt had a carrying value and fair value of approximately $372 million and maturity dates greater than five years. The weighted average variable interest rate for the three months ended March 31, 2000, was 3.75 percent.

     As discussed in the "Industry Restructuring" section, the Company remains obligated to provide transition power supply service at fixed rates to some new customer load in Rhode Island. The Company meets this obligation by periodically procuring the necessary power supply at market prices. The Company cannot predict whether the resulting revenues will be sufficient to cover the costs to procure such power over the term of the obligation. In the short term, it appears that due to current high market prices, it is probable the Company will incur losses this summer. At this point, management cannot reasonably estimate the level of such losses.

     Utility Plant Expenditures and Financing

     Cash expenditures for the Company for utility plant totaled $12 million for the three months ended March 31, 2000 and were primarily transmission-related. The funds necessary for utility plant expenditures during the period were primarily provided by internal funds. Cash expenditures for fiscal year 2001 for the Company and Montaup are estimated to be approximately $45 million, principally related to transmission functions. Internally generated funds are expected to fully cover capital expenditures in fiscal year 2001.

     On February 8, 1999, the Company repurchased 130,000 shares of its common stock from NEES for $18 million. Approximately $7 million of the repurchase price was charged to retained earnings.

     Dividends payable at March 31, 2000, in the amount of $256 million were paid on June 27, 2000.

     The Company has regulatory approval to issue up to $375 million of short-term debt. In 1999, the Company issued $39 million of short-term tax-exempt debt. This debt remains outstanding as of March 31, 2000. The Company plans to seek the necessary regulatory approvals in 2000 which would allow the $39 million of variable rate debt to remain outstanding through 2015. This would result in classifying the debt as long-term rather than short-term.

     At March 31, 2000, the Company had lines of credit and standby bond purchase facilities with banks totaling $460 million which are available to provide liquidity support for $410 million of the Company's short-term and long-term bonds in tax-exempt commercial paper mode (including the $39 million discussed above), and for other corporate purposes. There were no borrowings under these lines of credit at March 31, 2000.


New England Power Company
Statements of Income
                                    3 Months ended        Year ended
  March 31,                          December 31,
(In thousands)                      2000   1999     1999     1998      1997
                                        (unaudited)
-------------------------------------------------------------------------------------------
Operating revenue, principally
 from affiliates                  $134,564$167,177         $ 596,341$1,218,340    $1,677,903

Operating expenses:
  Fuel for generation                3,548   3,058  12,803   223,828  372,734
  Purchased electric energy:
    Contract termination and nuclear
     unit shutdown charges          47,405  46,873 187,777    97,469   43,876
    Other                           14,682  11,111  56,731   302,367  483,771
  Other operation                   15,760  19,210  70,936   155,065  241,506
  Maintenance                        4,320   5,766  28,536    60,239   89,820
  Depreciation and amortization     17,328  40,367 103,080    99,924   98,024
  Taxes, other than income taxes     5,561   5,634  20,282    48,492   67,311
  Income taxes                       9,641  13,100  37,633    73,594   90,009
                                  ----------------         ---------              ----------     ----------
    Total operating expenses       118,245 145,119 517,778 1,060,9781,487,051
                                  ----------------         ---------              ----------     ----------

Operating income                    16,319  22,058  78,563   157,362  190,852

Other income:
  Allowance for equity funds
   used during construction           (393)    588   1,958       633        -
  Equity in income of nuclear
   power companies                     862     515   2,939     5,284    5,189
  Other income (expense), net        1,850     434   2,087       118   (3,404)
                                  ----------------         ---------              ----------     ----------
    Operating and other income      18,638  23,595  85,547   163,397  192,637
                                  ----------------         ---------              ----------     ----------
Interest:
  Interest on long-term debt         3,749   3,143  14,052    30,775   42,277
  Other interest                       853     240   1,003    10,688    7,055
  Allowance for borrowed funds
   used during construction           (426)   (133)   (522)     (961)  (1,238)
                                  ----------------         ---------              ----------     ----------
    Total interest                   4,176   3,250  14,533    40,502   48,094
                                  ----------------         ---------              ----------     ----------
Net income                        $ 14,462$ 20,345         $  71,014              $  122,895     $  144,543
                                  ================         =========              ==========     ==========


Statements of Retained Earnings     3 Months ended        Year ended
                                      March 31,           December 31,
(In thousands)                      2000   1999     1999     1998      1997
                                        (unaudited)
-------------------------------------------------------------------------------------------
Retained earnings at beginning
 of period                        $ 27,287$204,603         $ 204,603$  407,630    $  400,610
Net income                          14,462  20,345  71,014   122,895  144,543
Dividends declared on cumulative
 preferred stock                       (24)    (24)    (94)   (1,230)  (2,075)
Dividends declared on common stock,
 $6.66, $-0-, $66.69, $20.25, and $21.00
 per share, respectively           (24,098)      -(241,415) (130,610)(135,448)
Premium on redemption of
 preferred stock                         -       -     264      (264)       -
Repurchase of common stock               -  (7,085) (7,085) (193,818)       -
Purchase accounting adjustment     (16,212)      -       -         -        -
                                  ----------------         ---------              ----------     ----------
Retained earnings at end of period$  1,415$217,839         $  27,287              $  204,603     $  407,630
                                  ================         =========              ==========     ==========
  The accompanying notes are an integral part of these financial statements.


New England Power Company
Balance Sheets

                                          At March 31,              At December 31,
(In thousands)                                2000         1999         1998
--------------------------------------------------------------------------------------
Assets
Utility plant, at original cost           $1,318,026   $1,312,384  $1,262,461
    Less accumulated provisions
   for depreciation and amortization         854,309      849,694     837,637
                                                       ----------  ----------          ----------
                                                          463,717     462,690             424,824
   Construction work in progress              35,730       30,063      33,289
                                                       ----------  ----------          ----------
                                             Net utility plant        499,447        492,753        458,113
                                                       ----------  ----------     ----------
Total goodwill, net of amortization          333,771            -           -

Investments:
 Nuclear power companies,
  at equity (Note D-1)                        45,966       46,233      48,538
 Decommissioning trust funds (Note D-2)       36,279       36,279      31,281
 Nonutility property and other investments     7,490        7,248       8,302
                                                       ----------  ----------     ----------
                                             Total investments         89,735         89,760         88,121
                                                       ----------  ----------     ----------
Current assets:
 Cash and temporary cash investments
  (including $37,820, $59,039, and
  $109,911 with affiliates)                  226,921      204,344     179,413
 Accounts receivable:
  Affiliated companies                        72,780       73,444     107,878
  Others                                      48,139       44,301      32,573
 Fuel, materials, and supplies,
  at average cost                             10,345        9,471       9,220
 Prepaid and other current assets             25,377       39,315      21,569
 Regulatory asset purchased power obligations              74,988      73,369        128,931
                                                       ----------  ----------     ----------
                                             Total current assets     458,550        444,244        479,584
                                                       ----------  ----------     ----------
Regulatory assets (Note C)                 1,210,800    1,272,463   1,383,631
Deferred charges and other assets             37,271        3,445       5,339
                                                       ----------  ----------     ----------
                                                       $2,629,574  $2,302,665     $2,414,788
                                                       ==========  ==========     ==========


Capitalization and Liabilities
Capitalization:
 Common stock, par value $20 per share,
  Authorized - 6,449,896 shares
  Outstanding - 3,619,896, 3,619,896,
                                             and 3,749,896 shares  $   72,398     $   72,398     $   74,998
 Premium on capital stock                          -       48,623      50,371
 Other paid-in capital (Note J)              582,983      183,937     190,852
 Retained earnings                             1,415       27,287     204,603
 Unrealized gain on securities, net                -           91          72
                                                       ----------  ----------     ----------
                                             Total common equity      656,796        332,336        520,896
 Cumulative preferred stock, par value
 $100 per share (Note H)                       1,567        1,567       1,567
 Long-term debt                              371,773      371,771     371,765
                                          ----------   ----------  ----------
  Total capitalization                     1,030,136      705,674     894,228
                                          ----------   ----------  ----------
Current liabilities:
 Short-term debt                              38,500       38,500           -
 Accounts payable (including $26,993,
  $25,620, and $119,657 to affiliates)        51,584       63,212     162,360
 Accrued liabilities:
  Taxes                                        2,394        3,889      15,009
  Interest                                     1,900        3,378       2,440
  Purchased power contract obligations        74,988       73,369     128,931
  Other accrued expenses (Note G)             10,879       15,693      20,086
 Dividends payable                           256,487      232,365          24
                                                       ----------  ----------          ----------
                                             Total current liabilities                    436,732        430,406        328,850
                                                       ----------  ----------          ----------
Deferred federal and state income taxes      176,351      179,686     165,115
Unamortized investment tax credits            16,733       19,060      30,870
Accrued Yankee nuclear plant
 costs (Note D-2)                            268,855      277,932     242,138
Purchased power obligations                  611,802      630,368     703,737
Other reserves and deferred credits           88,965       59,539      49,850
Commitments and contingencies (Note D)
                                                       ----------  ----------          ----------
                                                       $2,629,574  $2,302,665          $2,414,788
                                                       ==========  ==========          ==========


The accompanying notes are an integral part of these financial statements.


New England Power Company
Statements of Cash Flows
                                       3 Months ended           Year ended
                                           March 31,           December 31,
(In thousands)                           2000    1999     1999    1998     1997
                                             (unaudited)
--------------------------------------------------------------------------------------------
Operating activities:
Net income                         $ 14,462$ 20,345$ 71,014       $   122,895      $ 144,543
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization    19,165  42,170 108,789   104,331 101,186
    Deferred income taxes and
     investment tax credits, net     (2,908)  5,726  14,111  (226,722)(12,728)
    Allowance for funds used
     during construction                (33)   (720) (2,480)   (1,594) (1,238)
    Reimbursement to New England Energy
     Incorporated of loss on sale of oil
     and gas properties                   -       -       -  (120,900)      -
    Buyout of purchased power contracts   -       -  (3,472) (326,590)      -
    Decrease (increase) in
     accounts receivable             (3,174) 37,890  22,706   130,914 (25,128)
    Decrease (increase) in fuel,
     materials, and supplies           (874)    648    (251)  (10,270) 11,217
    Decrease (increase) in regulatory asset
     purchased power obligations     (1,619) 19,956  55,562  (128,931)      -
    Decrease (increase) in prepaid
     and other current assets        13,938   6,154 (17,746)   (8,778)  7,213
    Increase (decrease) in
     accounts payable               (11,628)(81,950)(99,148)  (31,761)(18,105)
    Increase (decrease) in current
     purchased power contract payable 1,619 (19,956)(55,562)  128,931       -
    Increase (decrease) in other
     current liabilities             (7,787)(11,147)(14,575)    5,037  (1,905)
    Other, net                       13,577    (709) (3,995)  (49,611) 19,919
                                   ------------------------       -----------      ---------
      Net cash provided by (used in)
       operating activities        $ 34,738$ 18,407$ 74,953       $  (413,049)     $ 224,974
                                   ------------------------       -----------      ---------
Investing activities:
Proceeds from sale of
 generating assets                 $      -$      -$      -       $ 1,688,863      $       -
Plant expenditures, excluding allowance
 for funds used during construction (11,890)       $(13,739)  (56,887)(64,446)       (69,863)
Other investing activities             (271)    (20) (4,411)   (5,474) (4,040)
                                   ------------------------       -----------      ---------
    Net cash provided by (used in)
     investing activities          $(12,161)       $(13,759) $(61,298)           $ 1,618,943      $ (73,903)
                                   ------------------------       -----------      ---------
Financing activities:
Capital contribution from parent   $      -$      -$      -       $    34,881      $       -
Dividends paid on common stock            -       -  (9,050) (166,084)              (127,386)
Dividends paid on preferred stock         -     (24)   (118)   (1,206) (2,075)
Changes in short-term debt                -       -  38,500  (111,250) 17,650
Long-term debt - retirements              -       -       -  (328,000)(38,500)
Repurchase of common shares               - (18,056)(18,056) (417,960)      -
Preferred stock - retirements             -       -       -   (38,505)      -
Premium on reacquisition
 of long-term debt                        -       -       -         -  (2,163)
                                   ------------------------       -----------      ---------
    Net cash provided by (used in)
     financing activities          $      -$(18,080)         $ 11,276            $(1,028,124)     $(152,474)
                                   ------------------------       -----------      ---------
Net increase (decrease) in
 cash and cash equivalents         $ 22,577$(13,432)         $ 24,931            $   177,770      $  (1,403)
Cash and cash equivalents
 at beginning of period             204,344 179,413 179,413     1,643   3,046
                                   ------------------------       -----------      ---------
Cash and cash equivalents
 at end of period                  $226,921$165,981$204,344       $   179,413      $   1,643
                                   ========================       ===========      =========



Supplementary Information:
Interest paid less amounts capitalized     $  5,322$  2,042  $ 11,849            $    43,419      $  46,033
                                   ------------------------       -----------      ---------
Federal and state income taxes paid$    (15)       $ 11,321  $ 55,134            $   282,076      $ 109,109
                                   ------------------------       -----------      ---------
Dividends received from
 investments at equity             $  1,129$  1,730$  5,243       $     6,571      $   3,267
                                   ------------------------       -----------      ---------

The accompanying notes are an integral part of these financial statements.


New England Power Company
Notes to Financial Statements

Note A - Significant Accounting Policies

          1. Nature of Operations:

          New England Power Company (the Company), a wholly owned subsidiary of National Grid USA (formerly New England Electric System (NEES)), is a Massachusetts corporation qualified to do business in Massachusetts, New Hampshire, Rhode Island, Connecticut, Maine, and Vermont. The
Company is subject, for certain purposes, to the jurisdiction of the regulatory commissions of these six states, the Securities and Exchange Commission (SEC), under the Public Utility Holding Company Act of 1935
(1935 Act), the Federal Energy Regulatory Commission (FERC), and the
Nuclear Regulatory Commission (NRC). The Company's business is primarily the transmission of electric energy in wholesale quantities to other electric utilities, principally its distribution affiliates, Granite
State Electric Company, Massachusetts Electric Company, Nantucket
Electric Company, and The Narragansett Electric Company (Narragansett Electric). In addition, the Company also owns minority interests in two joint owned nuclear generating units as well as minority equity interests in four nuclear generating companies (Yankees), three of which own generating facilities that are permanently shut down. The output from these generating facilities is sold to third parties.

          2. Change of Fiscal Year:

 National Grid USA and its subsidiaries, including the Company, changed their fiscal year from a calendar year ending December 31 to a fiscal year ending March 31. The Company made this change in order to align its fiscal year with that of National Grid USA's parent company, The National Grid Group plc (National Grid). The Company's first new full fiscal year began on April 1, 2000 and will end on March 31, 2001. The Company has reported results of operations for the three month transitional period ended March 31, 2000, the three month period ended March 31, 1999, and the years ended December 31, 1999, December 31, 1998, and December 31, 1997. The Company has also reported balance sheets as of March 31, 2000,

December 31, 1999, and December 31, 1998, and statements of cash flows for the three month periods ended March 31, 2000, and March 31, 1999, and the years ended December 31, 1999, December 31, 1998, and December 31, 1997.

          3. System of Accounts:

 The accounts of the Company are maintained in accordance with the Uniform System of Accounts prescribed by regulatory bodies having jurisdiction.

 In preparing the financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities and disclosures of asset recovery and contingent liabilities as of the date of the balance sheets, and revenues and expenses for the period. These estimates may differ from actual amounts if future circumstances cause a change in the assumptions used to calculate these estimates. In addition, certain presentation adjustments have been made to conform prior years with the current presentation.

          4. Allowance for Funds Used During Construction (AFDC):

 The Company capitalizes AFDC as part of construction costs. AFDC represents the composite interest and equity costs of capital funds used to finance that portion of construction costs not yet eligible for inclusion in rate base. AFDC is capitalized in "Utility plant" with offsetting noncash credits to "Other income" and "Interest." This method is in accordance with an established rate-making practice under which a utility is permitted a return on, and the recovery of, prudently incurred capital costs through their ultimate inclusion in rate base and in the provision for depreciation. The composite AFDC rates were 3.7 percent for the three month period ended March 31, 2000, 8.1 percent for the three month period ended March 31, 1999, and 7.6 percent, 6.1 percent, and 5.9 percent for the years ended December 31, 1999, 1998, and 1997, respectively.

           5. Depreciation and Amortization:

 The depreciation and amortization expense included in the statements of income is composed of the following:

                                     Three Months Ended    Year Ended
                                        March 31,                          December 31,
(In thousands)                           2000           1999   1999   1998      1997
                                             (unaudited)
--------------------------------------------------------------------------------------
Depreciation - transmission related    $ 3,269$ 3,440$ 13,222$12,553 $11,828
Depreciation - all other                   (15)   354   1,286 46,256  68,432
Nuclear decommissioning costs (Note D-2)   923    699   3,637  2,719   2,638
Amortization:
 Seabrook 2 property losses                  -      -       -      -     113
 Millstone 3 additional amortization,
  pursuant to 1995 rate settlement           -      -       - 22,040  15,013
 Regulatory assets covered by contract
  termination charges (Note C)          12,785 35,874  84,935 16,356       -
 Goodwill                                  366      -       -      -       -
                                       ----------------------------- -------
   Total depreciation and
    amortization expense               $17,328$40,367$103,080$99,924 $98,024
                                       ============================= =======

     Depreciation is provided annually on a straight-line basis. The provision for depreciation as a percentage of weighted average depreciable transmission property was 2.3 percent for the three month periods ended March 31, 2000, and March 31, 1999, and the years ended December 31, 1999, 1998, and 1997. Amortization of Seabrook and Millstone investments above normal depreciation accruals and amortization of regulatory assets covered by contract termination charges (CTC) was in accordance with rate settlement agreements.

     The Company will amortize goodwill associated with the mergers of National Grid and National Grid USA, and National Grid USA and Eastern Utilities Associates (EUA) over a 20 year period on a straight line basis.

     6. Cash:

     The Company classifies short-term investments with a maturity at purchase date of 90 days or less as cash.

Note B - Mergers with National Grid and EUA

     Merger with National Grid

     On March 22, 2000, the merger of NEES and National Grid was completed, with NEES (renamed National Grid USA) becoming a wholly owned subsidiary of National Grid. National Grid paid a total of $4 billion, including $3.2 billion in cash paid to shareholders pursuant to the merger agreement, $642 million for National Grid USA's merger with EUA (discussed below), an additional capital contribution of $141 million, and merger related expenses of $37 million. The Company will maintain its existing name and will remain a wholly owned subsidiary of National Grid USA.

     The merger of National Grid USA and National Grid has been accounted for as an acquisition of National Grid USA by National Grid using the purchase method of accounting. The application of the purchase method, including the recognition of goodwill, is being pushed down and reflected on the financial statements of the National Grid USA subsidiaries, including the Company. Total goodwill amounted to $1.7 billion, of which the Company was allocated $334.1 million at the date of the merger. This amount was determined pursuant to an independent study conducted by a third party and is being amortized over 20 years. The annual amortization expense will amount to approximately $16.7 million.

     The purchase accounting method requires the Company to revalue its assets and liabilities at their fair value. This revaluation resulted in a net debit adjustment to the Company's pension and postretirement benefit plans in the amount of approximately $61 million, with a corresponding offsetting credit to a regulatory liability account (see Note E).

     Merger with EUA

     The merger between the National Grid USA and EUA parent companies was completed on April 19, 2000, with EUA merging into National Grid USA. The impacts of this transaction will be reflected in subsequent reporting periods. The price paid by National Grid USA was $642 million, or $31.459 per share. On May 1, 2000, Montaup Electric Company (Montaup), formerly a subsidiary of EUA, merged into the Company.

     The merger of EUA and National Grid USA is being accounted for by the purchase method, the application of which, including the recognition of goodwill, is being pushed down and reflected on the financial statements of the National Grid USA subsidiaries, including the Company. Total goodwill amounted to $388 million, of which the Company was allocated $7.7 million. This amount was determined pursuant to an independent study conducted by a third party and is being amortized over 20 years. The annual amortization expense will amount to approximately $0.4 million.

Note C - Industry Restructuring

     Pursuant to legislation enacted in Massachusetts, Rhode Island, and New Hampshire, and settlement agreements approved by state and federal regulators (the Settlement Agreements), all customers were granted choice of power supplier in 1998. To facilitate the implementation of customer choice, the Settlement Agreements provided for the amendment of the Company's all-requirements contracts with its affiliated distribution companies. The Company's all-requirements contracts with some unaffiliated customers were terminated pursuant to settlement agreements or tariff provisions. However, the Company remains obligated to provide transition power supply service at fixed rates to some new customer load in Rhode Island. In addition, as a result of the Settlement Agreements, the Company and its affiliate, Narragansett Electric, sold substantially all of their nonnuclear generating business (divestiture) in September 1998. As part of the divestiture plan, New England Energy Incorporated sold its oil and gas properties in 1998, resulting in a loss of approximately $120 million, before tax, which was reimbursed by the Company. The Company also agreed to endeavor to sell its minority interest in three nuclear power plants and a 60 megawatt interest in a fossil-fueled generating station in Maine.

     In conjunction with the divestiture, the Company transferred to the buyer of its nonnuclear generating business (the buyer) its entitlement to power procured under several long-term contracts in exchange for monthly fixed payments by the Company averaging $9.5 million per month through January 2008 (having a net present value at March 31, 2000 of approximately $687 million) toward the above-market cost of those contracts. The Company has recorded a corresponding current liability of $75 million, and a long-term liability of $612 million. For certain contracts which have been formally assigned to the buyer, the Company has made lump sum payments equivalent to the present value of the monthly fixed payment obligations of those contracts (approximately $345 million at date of purchase, which corresponds to approximately $290 million at March 31, 2000), which were separate from the $687 million figure referred to above.

     Under the Settlement Agreements, the Company is permitted to recover costs associated with its former generating investments and related contractual commitments that were not recovered through the sale of those investments (stranded costs). These costs are recovered from the Company's wholesale customers with which it has settlement agreements through CTCs which the affiliated wholesale customers recover through delivery charges to distribution customers. The recovery of the Company's stranded costs is divided into several categories. The Company's unrecovered costs associated with generating plants (nuclear and nonnuclear) and most regulatory assets will be fully recovered through the CTC by the end of 2000 and earn a return on equity averaging
9.7 percent. The Company's obligation related to the above-market cost of purchased power contracts and nuclear decommissioning costs are recovered through the CTC as such costs are actually incurred. As the CTC rate declines, the Company, under certain of the Settlement Agreements, earns incentives based on successful mitigation of its stranded costs. These incentives supplement the Company's return on equity. Until such time as the Company divests its operating nuclear interests, the Company will share with customers, through the CTC, 80 percent of the revenues and operating costs related to the units, with shareholders retaining the balance. For further information on the potential sale of the Vermont Yankee and Millstone 3 nuclear generating units, refer to the "Nuclear Units" section below.

     Accounting Implications

     Because electric utility rates have historically been based on a utility's costs, electric utilities are subject to certain accounting standards that are not applicable to other business enterprises in general. The Company applies the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), which requires regulated entities, in appropriate circumstances, to establish regulatory assets or liabilities, and thereby defer the income statement impact of certain charges or revenues because they are expected to be collected or refunded through future customer billings. In 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board concluded that a utility that had received approval to recover stranded costs through regulated rates would be permitted to continue to apply FAS 71 to the recovery of stranded costs.

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

     As a result of applying FAS 71, the Company has recorded a regulatory asset for the costs that are recoverable from customers through the CTC. At March 31, 2000, this amounted to approximately $1.3 billion, including $1.0 billion related to the above-market costs of purchased power contracts, $0.3 billion related to accrued Yankee nuclear plant costs, and other net CTC-related regulatory assets.

Note D - Commitments and Contingencies

     1. Yankee Nuclear Power Companies

     The Company has minority interests in four Yankee Nuclear Power Companies. These ownership interests are accounted for on the equity method. The Company's share of the expenses of the Yankees is accounted for in "Purchased electric energy" on the income statement. A summary of combined results of operations, assets, and liabilities of the four Yankees is as follows:


                            Three Months Ended          Year Ended
                                March 31,              December 31,
(In thousands)                 2000    1999        1999      1998       1997
                                   (unaudited)
------------------------------------------------------------------------------------------
Operating revenue         $    81,225         $    89,244$   377,039$   439,046        $   660,742
                          ===========         ======================                   ===========         ===========
Net income                $     5,310         $     5,138$    13,890                   $    23,218         $    29,959
                          ===========         ======================                   ===========         ===========
Company's equity in
 net income               $       862         $       515$     2,939                   $     5,284         $     5,189
                          ===========         ======================                   ===========         ===========
Net plant                     167,317   166,062   172,100    171,582   204,689
Other assets                2,520,887 2,798,948 2,631,750  2,810,613 3,100,589
Liabilities and debt       (2,437,609)         (2,707,749)(2,554,261)                   (2,723,454)         (3,036,845)
                          -----------         ----------------------                   -----------         -----------
Net assets                $   250,595         $   257,261$   249,589                   $   258,741         $   268,433
                          ===========         ======================                   ===========         ===========
Company's equity in
 net assets               $    45,966         $    47,323$    46,233                   $    48,538         $    49,825
                          ===========         ======================                   ===========         ===========

Company's purchased electric energy:
 Vermont Yankee           $     7,761         $     7,874$    37,551                   $    35,108         $    31,240
 All other Yankees        $     9,324         $     9,370$    37,765                   $    48,543         $    75,900
                          ===========         ======================                   ===========         ===========

     2. Nuclear Units

     Nuclear Units Permanently Shut Down

     Three regional nuclear generating companies in which the Company has a minority interest own nuclear generating units that have been permanently shut down. These three units, including Montaup's portion effective with the EUA merger, are as follows:


                                                           Future
                          The Company's                   Estimated
                          Investment                     Billings to
                          as of 3/31/00       Date        the Company
Unit                     %     $(millions)                 Retired                $(millions)
-----------------------------------------------------------------
Yankee Atomic                    30            4            Feb 1992           4
Connecticut Yankee               15           16            Dec 1996          60
Maine Yankee                     20           15            Aug 1997         124

                                                            Future
                            Montaup's                     Estimated
                           Investment                     Billings
                           as of 3/31/00     Date         to Montaup
Unit                     %     $(millions)                 Retired                $(millions)
-----------------------------------------------------------------
Yankee Atomic                   4.5            1            Feb 1992           1
Connecticut Yankee              4.5            5            Dec 1996          19
Maine Yankee                    4.0            3            Aug 1997          26


     In the case of each of these units, the Company has recorded a liability and an offsetting regulatory asset reflecting the estimated future billings from the companies. In a 1993 decision, the FERC allowed Yankee Atomic to recover its undepreciated investment in the plant, including a return on that investment, as well as unfunded nuclear decommissioning costs and other costs. Maine Yankee recovers its costs, including a return, in accordance with settlement agreements approved by the FERC in May 1999. Connecticut Yankee filed a similar request with the FERC, to which several parties intervened in opposition arguing that Connecticut Yankee was entitled to recover only those costs directly related to decommissioning, but should not recover any remaining unamortized investment or return on equity. In August 1998, a FERC Administrative Law Judge (ALJ) issued an initial decision which would allow for full recovery of Connecticut Yankee's unrecovered investment, but precluded a return on that investment. Connecticut Yankee, the Company, and other parties filed with the FERC exceptions to the ALJ's decision. Should the FERC uphold the ALJ's initial decision in its current form, the Company's share (including Montaup's) of the loss of the return component would total approximately $16 million to $20 million before taxes for the entire recovery period. In April 2000, a settlement was reached among Connecticut Yankee, the Connecticut Department of Public Utility Control (CDPUC), the Office of Consumer Counsel (OCC), and the Connecticut Municipal Electric Cooperative. The settlement resolves all issues in the case, except the OCC has reserved its right to appeal recovery of any costs other than decommissioning. Billings will be reduced prospectively. There will be no refunds of any amounts collected up to the effective date of the settlement. Connecticut Yankee had reserved for potential refunds and will be reversing that reserve. Prospectively, Connecticut Yankee has agreed to reduce annual collections for decommissioning through the use of its pre-1983 spent fuel trust funds and to limit its return on equity to 6 percent. In addition, Connecticut Yankee has pursued litigation against the Department of Energy (DOE) to assume financial responsibility for storage of spent nuclear fuel and has agreed to pass to ratepayers any recovery after litigation expenses. The settlement is pending before the FERC.

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

     Maine Yankee had hired Stone & Webster, Inc., an engineering, construction, and consulting company, as the principal contractor to decommission the unit. Stone & Webster recently announced plans to file for Chapter 11 bankruptcy protection due to financial difficulties. Stone & Webster also announced that it has negotiated the sale of substantially all of its assets. In May 2000, Maine Yankee terminated its long-term contract with Stone & Webster and negotiated an arrangement with Stone & Webster to continue work until June 2000. On June 2, 2000, Stone & Webster filed for Chapter 11 bankruptcy protection. Maine Yankee is considering its options for decommissioning the unit beyond June 30, 2000. At this time, the Company is unable to determine the potential impact, if any, of this development.

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

     Vermont Yankee

          The following tables summarize the interests of the Company, and of Montaup (effective with the EUA merger), in the Vermont Yankee
Nuclear Power Corporation as of March 31, 2000:


                    The Company's Interest
                                (millions of dollars)
               ----------------------------------------------
     Equity                            Net     Estimated             Decommissioning
Ownership       Equity          Plant   Decommissioning                       Fund         License
  Interest (%)         Investment          Assets Cost (in 1999$)                      Balance       Expiration
  ------------         ----------          ------ ---------------                      -------       ----------
       20         $11            $33             $86                           $43            2012

                                Montaup's Interest
                                (millions of dollars)
               ----------------------------------------------
     Equity                            Net     Estimated             Decommissioning
Ownership       Equity          Plant   Decommissioning                       Fund         License
  Interest (%)         Investment          Assets Cost (in 1999$)                      Balance       Expiration
  ------------         ----------          ------ ---------------                      -------       ----------
       2.5              $1             $4         $11                          $5             2012


     In November 1999, the Vermont Yankee Nuclear Power Corporation entered into an agreement with AmerGen Energy Company (AmerGen), a joint venture between PECO Energy and British Energy, to sell the assets of Vermont Yankee. Under the terms of the agreement, after a Vermont Yankee contribution toward the plant's decommissioning trust fund, AmerGen will take over the fund and assume responsibility for the actual cost of decommissioning the plant. The agreement also requires the existing power purchasers (including the Company) to continue to purchase the output of the plant or to buy out of the purchased power obligation. In November 1999, the Company signed an agreement to buy out of its obligation, requiring future payments which will be recovered through the Company's CTC. The Company has recorded an accrued liability and an offsetting regulatory asset of $80 million for its share of future liabilities related to Vermont Yankee, including the purchased power contract termination payment obligation, but excluding interest and a return allowance. The proposed sale is contingent upon regulatory approvals by the NRC, the SEC, under the 1935 Act, and the Vermont Public Service Board (VPSB), among others. The

Vermont Public Service Department has identified several issues that must be resolved to its satisfaction for it to support the VPSB's approval of the sale.

     Millstone 3

     In August 1997, the Company sued Northeast Utilities (NU) in Massachusetts Superior Court for damages, alleging that NU engaged in tortious conduct that caused the shutdown of Millstone 3, which is operated by a subsidiary of NU. The Company's claim for damages included the costs of replacement power during the outage, costs necessary to return Millstone 3 to safe operation, and other additional costs. Most of the Company's incremental replacement power costs have been recovered from customers, either through fuel adjustment clauses or through provisions in the Settlement Agreements.

     In August 1997, the Company also sent a demand for arbitration to Connecticut Light & Power Company and Western Massachusetts Electric Company, both subsidiaries of NU, seeking damages for breach of obligations under an agreement with the Company and others regarding the operation and ownership of Millstone 3. In July 1998, Millstone 3 returned to full operation after being shut down for more than two years.

     In November 1999, the Company executed an agreement which settled the litigation and arbitration. Under the settlement agreement, the NU companies paid the Company $23.7 million and paid Montaup $7.8 million. The settlement also includes an agreement by NU to include the Company's and Montaup's share of Millstone 3 in an auction of NU's share of the unit. Upon the closing of the sale, NU will pay the Company and Montaup a combined total of $25 million, regardless of the actual sale price, and reimburse the Company and Montaup for any capital expenditures in excess of pre-budgeted levels incurred after October 1999. The Company and Montaup will also be reimbursed for fuel procurement expenditures which increase net nuclear fuel account balances above current balances. The settlement also requires NU to indemnify the Company and Montaup and assume any residual liabilities resulting from the sale, including any requirements that the sellers continue to purchase output from the unit. In addition, the settlement requires NU to pay the Company and Montaup an additional combined total of

$1 million per month for every month beyond April 1, 2001 that the closing does not occur. The auction process is being conducted by the CDPUC and is ongoing. Amounts received pursuant to a sale will, after reimbursement of the Company's transaction costs and net investment in Millstone 3, be credited to customers.

     Seabrook 1

     As part of its restructuring settlement with the State of New Hampshire, Public Service Company of New Hampshire (PSNH), through its affiliate, North Atlantic Energy Corporation (NAEC), has committed to seek New Hampshire Public Utilities Commission (NHPUC) approval of a definitive plan to sell, via public auction, its share of Seabrook 1, with such sale to occur no later than December 31, 2003. NAEC is the majority owner of the plant with a 35.98 percent interest and is also the plant operator. As part of its settlement, PSNH has also agreed to make all reasonable efforts to bundle its interests with those of other owners (including the Company) seeking to sell their interests. This would allow for an auction of a majority interest. The NHPUC granted conditional approval of the settlement on April 19, 2000. The New Hampshire legislature approved the necessary legislation on May 31, 2000. Final resolution by the NHPUC approving the settlement in compliance with the legislation is expected this summer.

     Nuclear Decommissioning

     The Company is liable for its share of decommissioning costs for Millstone 3, Seabrook 1, and all of the Yankees. Decommissioning costs include not only estimated costs to decontaminate the units as required by the NRC, but also costs to dismantle the uncontaminated portion of the units. The Company records decommissioning costs on its books consistent with its rate recovery. The Company is recovering its share of projected decommissioning costs for Millstone 3 and Seabrook 1 and these costs are recorded as depreciation expense. In addition, the Company is paying its portion of projected decommissioning costs for all of the Yankees through purchased power expense. Such costs reflect estimates of total decommissioning costs approved by the FERC.

     In New Hampshire, legislation was enacted in 1998 which makes owners of Seabrook 1, in which the Company owns a 10 percent interest, proportional guarantors for decommissioning costs in the event that an owner without a franchise service territory fails to fund its share of decommissioning costs. Currently, a single owner of an approximate 15 percent share of Seabrook 1 has no franchise service territory. The impact of this legislation to the Company is not considered material to its financial position or results of operation.

     The Nuclear Waste Policy Act of 1982 establishes that the federal government (through the DOE) is responsible for the disposal of spent nuclear fuel. The federal government requires the Company to pay a fee based on its share of the net generation from the Millstone 3 and Seabrook 1 nuclear generating units. Prior to 1998, the Company recovered this fee through its fuel clause. Under the Settlement Agreements, substantially all of these costs are recovered through CTCs. Similar costs are billed to the Company by Vermont Yankee and are also recovered from customers through CTCs. In 1997, ruling on a lawsuit brought against the DOE by numerous utilities and state regulatory commissions, the U.S. Court of Appeals for the District of Columbia held that the DOE was obligated to begin disposing of utilities' spent nuclear fuel by January 1998. The DOE failed to meet this deadline and is not expected to have a temporary or permanent repository for spent nuclear fuel before 2010, at the earliest. Many utilities, including Yankee Atomic, Connecticut Yankee, and Maine Yankee, are plaintiffs in on-going litigation related to the DOE's failure to accept spent nuclear fuel.

     Decommissioning Trust Funds

     Each nuclear unit in which the Company and Montaup have an ownership interest has established a decommissioning trust fund or escrow fund into which payments are being made to meet the projected costs of decommissioning. The tables below list information on the operating nuclear plants in which the Company and Montaup are joint owners.

                The Company's share of (millions of dollars)
                --------------------------------------------
                                                   Decommissioning
             The Company's    Net        Estimated      Fund
                OwnershipPlant AssetsDecommissioning   Balances*      License
Unit          Interest (%)(at 3/31/00)        Cost (in 1999 $)        (at 3/31/00)      Expiration
----------------------------------------------------------------------------------------
Millstone 3         12         12**          76             23          2025
Seabrook 1          10         14**          56             13          2026

                  Montaup's share of (millions of dollars)
                --------------------------------------------
                                                   Decommissioning
             The Company's    Net        Estimated      Fund
                OwnershipPlant AssetsDecommissioning   Balances*      License
Unit          Interest (%)(at 3/31/00)        Cost (in 1999 $)        (at 3/31/00)      Expiration
----------------------------------------------------------------------------------------
Millstone 3          4          4**          25              8          2025

 *Certain additional amounts are anticipated to be available through tax deductions.
**Represents post-December 1995 spending including nuclear fuel. For further information, refer to Note C.

     There is no assurance that decommissioning costs actually incurred will not substantially exceed the estimated amounts. For example, decommissioning cost estimates assume the availability of permanent repositories for both low-level and high-level nuclear waste; those repositories do not currently exist. The temporary low-level repository located in Barnwell, South Carolina will gradually become unavailable to units other than Connecticut Yankee and Millstone 3. If any of the operating units were shut down prior to the end of their operating licenses, which the Company believes is likely, the funds collected for decommissioning to that point would be insufficient. Under the Settlement Agreements, the Company will recover decommissioning costs through CTCs.

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

     3. Plant Expenditures

     Utility plant expenditures for the Company and Montaup are estimated to be approximately $45 million in fiscal year 2001.

     4. Hydro-Quebec Interconnection

     Three affiliates of the Company were created to construct and operate transmission facilities to transmit power from Hydro-
Quebec to New England. Under support agreements entered into at the time these facilities were constructed, the Company agreed to guarantee a portion of the project debt. That portion (including Montaup's) at March 31, 2000, amounted to $24 million.

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

     The Company has been named as a potentially responsible party (PRP) by either the United States Environmental Protection Agency or the Massachusetts Department of Environmental Protection for several sites at which hazardous waste is alleged to have been disposed. Private parties have also contacted or initiated legal proceedings against the Company regarding hazardous waste cleanup. The Company is currently aware of other possible hazardous waste sites, and may in the future become aware of additional sites that it may be held responsible for remediating.

     Predicting the potential costs to investigate and remediate hazardous waste sites continues to be difficult. There are also significant uncertainties as to the portion, if any, of the investigation and remediation costs of any particular hazardous waste site that may ultimately be borne by the Company. The Company has recovered amounts from certain insurers, and, where appropriate, intends to seek recovery from other insurers and from other PRPs, but it is uncertain whether, and to what extent, such efforts will be successful. The Company believes that the Company's hazardous waste liabilities for all sites of which the Company is aware are not material to its financial position.

     6. Town of Norwood Dispute

     From 1983 until 1998, the Company was the wholesale power supplier for the Town of Norwood, Massachusetts (Norwood). In April 1998, Norwood began taking power from another supplier. Pursuant to a tariff amendment approved by the FERC in May 1998, the Company has been assessing Norwood a CTC. Through March 2000, the charges assessed Norwood amount to approximately $18 million, all of which remain unpaid. The Company has filed a collection action in Massachusetts Superior Court.

     Separately, Norwood filed suit in Federal District Court (District Court) in April 1997 alleging that the divestiture violated the terms of the 1983 power contract and contravened antitrust laws. The District Court dismissed the lawsuit. On appeal, the First Circuit Court of Appeals (First Circuit) consolidated appeals Norwood made from FERC's orders approving the divestiture, the wholesale rate settlement between the Company and its distribution affiliates, and the CTC tariff amendment. On February 2, 2000, the First Circuit dismissed Norwood's appeal from the FERC orders and dismissed its appeal from all but one of Norwood's District Court claims, which relates to alleged generation market power. On February 28, 2000 and March 3, 2000, respectively, the First Circuit denied Norwood's petition for further review of its District Court claims decision and its decision on the FERC orders. On May 30, 2000, Norwood petitioned the US Supreme Court for review of the First Circuit decisions.

     Norwood has also appealed a 1999 FERC decision that rejected Norwood's challenge to the calculation of the CTC based on the terms of the 1983 power contract. On June 12, 2000, Norwood moved to amend its complaint to reassert a claim for rescission with respect to the Company's divestiture. The Company has filed a motion to dismiss.

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

     Net pension cost for the three months ended March 31, 2000 and the years ended December 31, 1999, 1998, and 1997 included the following components:

                                             Three
                                           Months Ended    Year Ended
                                           March 31,     December 31,
----------------------------------------------------------------------------------------
(thousands of dollars)                             2000   1999   1998   1997
----------------------------------------------------------------------------------------
Service cost - benefits earned during the period$   118 $   527$ 2,430$ 2,887
Plus (less):
 Interest cost on projected benefit obligation    1,760   7,044  7,435  7,003
 Return on plan assets at expected long-term rate        (2,200)(8,090)(8,675)        (7,842)
 Amortization of transition obligation              (33)   (170)  (184)  (175)
 Amortization of prior service cost                  24     115    161    171
 Amortization of net (gain)/loss                           (100)    36    159             65
 Curtailment (gain)/loss                              -       - (5,680)     -
-----------------------------------------------------------------------------------------
   Benefit cost                                 $  (431)       $  (538)$(4,354)      $ 2,109
-----------------------------------------------------------------------------------------
Special termination benefits not included above $     - $     -$10,911$     -
-----------------------------------------------------------------------------------------

     The funded status of the plans cannot be presented separately for the Company as the Company participates in the plans with other National Grid USA subsidiaries. The following table sets forth the funded status of the National Grid USA companies' plans:

                                                  At         At
                                             March 31,  December 31,
---------------------------------------------------------------------------
(millions of dollars)                                2000          1999           1998
---------------------------------------------------------------------------
Benefit obligation                                  $ 800         $ 789           $843
Unrecognized prior service costs                        -            (5)            (6)
Transition liability not yet
 recognized (amortized)                                 -            (2)            (2)
Additional minimum liability                            -             6              7
---------------------------------------------------------------------------
                                                      800           788            842
---------------------------------------------------------------------------
Plan assets at fair value                             991           947            837
Transition asset not yet recognized (amortized)                  -                  (5)            (6)
Net (gain)/loss not yet recognized (amortized)          -          (206)           (92)
---------------------------------------------------------------------------
                                                      991           736            739
---------------------------------------------------------------------------
Accrued (prepaid) pension benefits
 recorded on National Grid USA books                              $(191)         $  52           $103
---------------------------------------------------------------------------

     The following provides a reconciliation of benefit obligations and plan assets:

                                                            At            At
                                                         March 31,   December 31,
---------------------------------------------------------------------------
(millions of dollars)                                2000          1999           1998
---------------------------------------------------------------------------
Changes in benefit obligation:
Benefit obligation at January 1                      $789          $843           $819
Service cost                                            2            11             14
Interest cost                                          15            56             55
Actuarial (gain)/loss                                  10           (55)            (5)
Benefits paid                                         (16)          (66)           (94)
Special termination benefits                            -             -             64
Curtailment                                             -             -            (11)
Plan amendments                                         -             -              1
---------------------------------------------------------------------------
Benefit obligation end of period                     $800          $789           $843
---------------------------------------------------------------------------
Reconciliation of change in plan assets:
Fair value of plan assets at January 1                             $947           $837           $834
Actual return on plan assets during year                             59            117             93
Company contributions                                   1            59              4
Benefits paid from plan assets                        (16)          (66)           (94)
---------------------------------------------------------------------------
Fair value of plan assets end of period                            $991           $947           $837
---------------------------------------------------------------------------

                                    March 31,                                      December 31,
                                      2001     2000        1999                     1998           1997
-----------------------------------------------------------------------------
Assumptions used to determine pension cost:
 Discount rate                            7.75%         7.75%        6.75%           6.75%          7.25%
 Average rate of increase in
   future compensation level              5.10%         5.10%        4.13%           4.13%          4.13%
 Expected long-term rate of
   return on assets                       8.50%         8.50%        8.50%           8.50%          8.50%


     The plans' funded status at March 31, 2000 and December 31, 1999 and 1998 were calculated using the assumed rates from 2001, 2000, and 1999, respectively, and the 1983 Group Annuity Mortality table.

     Plan assets are composed primarily of equity and fixed income securities. Fair value adjustments of approximately $33 million are reflected in the Company's financial statements.

     2. Postretirement Benefit Plans Other than Pensions (PBOPs):

     The Company provides health care and life insurance coverage to eligible retired employees. Eligibility is based on certain age and length of service requirements and in some cases retirees must contribute to the cost of their coverage.

     The Company's total cost of PBOPs for the three months ended March 31, 2000 and the years ended December 31, 1999, 1998, and 1997 included the following components:

                                               Three
                                           Months Ended       Year Ended
                                             March 31,      December 31,
-----------------------------------------------------------------------------------------
(thousands of dollars)                          2000      1999   1998   1997
-----------------------------------------------------------------------------------------
Service cost - benefits earned during the period         $  47 $   193 $ 1,109        $ 1,363
Plus (less):
 Interest cost on projected benefit       obligation       786   2,816   3,244          3,545
 Return on plan assets at expected long-term rate         (803) (2,896) (2,656)        (2,343)
Amortization of transition obligation             19        85   1,732   2,556
 Amortization of prior service cost                -         -       5       8
 Amortization of net (gain)/loss                          (285) (1,252) (1,138)          (983)
 Curtailment (gain)/loss                           -         -  27,149       -
-----------------------------------------------------------------------------------------
   Benefit cost                                $(236)  $(1,054)$29,445 $ 4,146
-----------------------------------------------------------------------------------------
Special termination benefits not included above          $   - $     - $   439        $     -
-----------------------------------------------------------------------------------------

     The following table sets forth the Company's benefits earned and the plans' funded status, including fair value adjustments recorded in the first quarter of 2000 of approximately $28 million:

                                                  At           At
                                               March 31, December 31,
-----------------------------------------------------------------------------
(millions of dollars)                                 2000           1999           1998
-----------------------------------------------------------------------------
Benefit obligation                                     $38           $ 42           $ 41
Unrecognized prior service costs                         -              -              -
Transition liability not yet recognized (amortized)              -                    (1)            (1)
-----------------------------------------------------------------------------
                                                        38             41             40
-----------------------------------------------------------------------------
Plan assets at fair value                               40             39             36
Net (gain)/loss not yet recognized (amortized)           -            (25)           (26)
-----------------------------------------------------------------------------
                                                        40             14             10
-----------------------------------------------------------------------------
Accrued (prepaid) PBOPs recorded on books                             $(2)          $ 27           $ 30
-----------------------------------------------------------------------------

     The following provides a reconciliation of benefit obligations and plan assets:

                                                   At        At
                                                March 31, December 31,
-----------------------------------------------------------------------------
(millions of dollars)                                 2000           1999           1998
-----------------------------------------------------------------------------
Changes in benefit obligation:
Benefit obligation at January 1                        $42            $41           $ 51
Service cost                                             -              -              1
Interest cost                                            1              3              3
Actuarial (gain)/loss                                   (4)             -              2
Benefits paid                                           (1)            (2)            (2)
Special termination benefits                             -              -              -
Curtailment                                              -              -            (14)
-----------------------------------------------------------------------------
Benefit obligation end of year                         $38            $42           $ 41
-----------------------------------------------------------------------------
Reconciliation of change in plan assets:
Fair value of plan assets at January 1                                $39            $36           $ 34
Actual return on plan assets during year                                2              4              4
Company contributions                                    -              1              -
Benefits paid from plan assets                          (1)            (2)            (2)
-----------------------------------------------------------------------------
Fair value of plan assets end of year                                 $40            $39           $ 36
-----------------------------------------------------------------------------

                                     March 31,              December 31,
                                       2001         2000        1999           1998            1997
----------------------------------------------------------------------------
Assumptions used to determine
  postretirement benefit cost:
 Discount rate                             7.75%       7.75%        6.75%            6.75%          7.25%
 Expected long-term rate of
  return on assets                         8.40%       8.42%        8.35%            8.27%          8.21%
 Health care cost rates:
  1997 to 1999                                                      5.25%            5.25%          8.00%
  2000                                     8.25%       8.25%        5.25%            5.25%          6.25%
  2001                                     6.75%       6.75%        5.25%            5.25%          6.25%
  2002 to 2004                             5.25%       5.25%        5.25%            5.25%          6.25%
  2005 and beyond                          5.25%       5.25%        5.25%            5.25%          5.25%

     The plans' funded status at March 31, 2000 and December 31, 1999 and 1998 were calculated using the assumed rates in effect for 2001, 2000, and 1999, respectively.

     The assumptions used in the health care cost trends have a significant effect on the amounts reported. A one percentage point change in the assumed rates would increase the accumulated postretirement benefit obligation (APBO) as of March 31, 2000 by approximately $4 million or decrease the APBO by approximately $4 million, and change the net periodic cost for fiscal year 2001 by approximately $100,000.

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

Note F - Income Taxes

     The Company and other subsidiaries intend to elect to participate with National Grid General Partnership, National Grid USA's parent company that is wholly owned by National Grid, in filing a consolidated federal income tax return. The Company's income tax provision is calculated on a separate return basis. Federal income tax returns have been examined and reported on by the Internal Revenue Service through 1993.

     Total income taxes in the statements of income are as follows:


                                 Three Months Ended    Year Ended
                                    March 31,         December 31,
(In thousands)                     2000     1999   1999   1998    1997
                                        (unaudited)
--------------------------------------------------------------------------------
Income taxes charged to operations  $9,641$13,100$37,633$ 73,594$90,009
Income taxes charged (credited) to
 "Other income"                         (4)     -  1,985 (19,582)  (373)
                                    -----------------------------------
   Total income taxes               $9,637$13,100$39,618$ 54,012$89,636
                                    ===================================

          Total income taxes, as shown above, consist of the following components:

                             Three Months Ended       Year Ended
                                  March 31,          December 31,
(In thousands)                    2000    1999          1999      1998      1997
                                      (unaudited)
--------------------------------------------------------------------------------

Current income taxes             $12,545$ 7,374$ 25,507       $ 280,734       $102,364
Deferred income taxes               (581)10,732  25,921(204,129)(10,705)
Investment tax credits, net       (2,327)(5,006)(11,810)(22,593) (2,023)
                                 ----------------------       ---------       --------
   Total income taxes            $ 9,637$13,100$ 39,618       $  54,012       $ 89,636
                                 ======================       =========       ========

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

          Total income taxes, as shown above, consist of federal and state components as follows:

                             Three
                           Months Ended                   Year Ended
                            March 31,                   December 31,
(In thousands)             2000        1999            1999         1998             1997
                                    (unaudited)
--------------------------------------------------------------------------
Federal income taxes          $8,035          $10,975           $33,746    $41,255             $73,077
State income taxes             1,602            2,125             5,872     12,757              16,559
                              ------          -------           -------    -------             -------
Total income taxes            $9,637          $13,100           $39,618    $54,012             $89,636
                              ======          =======           =======    =======             =======

     With regulatory approval from the FERC, the Company has adopted comprehensive interperiod tax allocation (normalization) for temporary book/tax differences.

     Total income taxes differ from the amounts computed by applying the federal statutory tax rates to income before taxes. The reasons for the differences are as follows:

                              Three Months Ended                       Year Ended
                                 March 31,                            December 31,
(In thousands)              2000   1999             1999        1998              1997
                                        (unaudited)
----------------------------------------------------------------------------
Computed tax at statutory rate     $ 8,435        $11,706        $38,721            $ 61,917             $81,963
Increases (reductions) in tax
 resulting from:
  Amortization of investment
   tax credits                      (1,513)        (3,254)        (7,677)            (15,157)             (2,023)
  State income taxes, net of
   federal income tax benefit        1,042          1,381          3,817               8,292              10,763
  Rate recovery of deficiency
   in deferred tax reserves          1,617          3,508          8,207                   -                   -
  Prior year tax adjustment              -              -         (2,028)               (188)               (313)
  All other differences                 56           (241)        (1,422)               (852)               (754)
                                   -------        -------        -------            --------             -------
Total income taxes                 $ 9,637        $13,100        $39,618            $ 54,012             $89,636
                                   =======        =======        =======            ========             =======

  The following table identifies the major components of total deferred income taxes:

                                              At March 31,At December 31,
(In millions)                                               2000          1999           1998
-----------------------------------------------------------------------------
Deferred tax asset:
 Plant related                                              $  67             $  67          $  76
 Investment tax credits                                         6                 8             13
 All other                                                      3                 2             24
                                                            -----             -----          -----
                                                               76                77            113
                                                            -----             -----          -----

Deferred tax liability:
 Plant related                                               (159)             (157)           (53)
 All other, principally regulatory
  assets                                                      (93)             (100)          (225)
                                                            -----             -----          -----
                                                             (252)             (257)          (278)
                                                            -----             -----          -----
   Net deferred tax liability                               $(176)            $(180)         $(165)
                                                            =====             =====          =====

Note G - Short-term Borrowings and Other Accrued Expenses

     At March 31, 2000, the Company had $39 million of short-term debt outstanding. The Company has regulatory approval to issue up to $375 million of short-term debt. The Company plans to seek the necessary regulatory approvals in 2000 which would allow the $39 million of variable rate debt to remain outstanding through 2015. This would result in classifying the debt as long-term rather than short-term. National Grid USA and certain subsidiaries, including the Company, with regulatory approval, operate a money pool to more effectively utilize cash resources and to reduce outside short-term borrowings. Short-term borrowing needs are met first by available funds of the money pool participants. Borrowing companies pay interest at a rate designed to approximate the cost of outside short-term borrowings. Companies which invest in the pool share the interest earned on a basis proportionate to their average monthly investment in the money pool. Funds may be withdrawn from or repaid to the pool at any time without prior notice.

     At March 31, 2000, the Company had lines of credit and standby bond purchase facilities with banks totaling $460 million which are available to provide liquidity support for $410 million of the Company's short-term and long-term bonds in tax-exempt commercial paper mode (including the $39 million discussed above), and for other corporate purposes. There were no borrowings under these lines of credit at March 31, 2000. Fees are paid on the lines and facilities in lieu of compensating balances.

     The components of other accrued expenses are as follows:

                                         At March 31, At December 31,
(In thousands)                                          2000        1999           1998
-----------------------------------------------------------------------------
Accrued wages and benefits                    $ 1,215             $ 1,063             $ 3,059
Rate adjustment mechanisms                      9,110              14,550              16,781
Other                                             554                  80                 246
                                              -------             -------             -------
                                              $10,879             $15,693             $20,086
                                              -------             -------             -------

Note H - Cumulative Preferred Stock

     A summary of cumulative preferred stock at March 31, 2000 and December 31, 1999 and 1998 is as follows (in thousands of dollars except for share data):


                           Shares                           Dividends
                         Outstanding         Amount          Declared
------------------------------------------------------------------------------
                       2000  1999   1998  2000  1999  1998      2000      1999      1998
------------------------------------------------------------------------------

$100 par value
      6.00% Series   15,67215,672 15,672$1,567$1,567$1,567      $24    $94      $277
      4.56% Series        -     -      -     -     -     -        -      -       247
      4.60% Series        -     -      -     -     -     -        -      -       236
      4.64% Series        -     -      -     -     -     -        -      -        98
      6.08% Series        -     -      -     -     -     -        -      -       372
      ------------------------------------------------------------------------------
        Total        15,67215,672 15,672$1,567$1,567$1,567      $24    $94    $1,230

      The 6.00% Series cumulative preferred stock is noncallable.


     The dividend requirement for cumulative preferred stock was $24,000 for the three months ended March 31, 2000, and the annual dividend requirement was $94,000 as of December 31, 1999. In 1998, the Company repurchased or redeemed preferred stock with an aggregate par value of $38 million. The preferred dividend requirement for 1998 was $1.2 million.

     There are no mandatory redemption provisions on the Company's cumulative preferred stock.

Note I - Long-term Debt

     A summary of long-term debt is as follows:


(In thousands)
                                             At March 31,At December 31,
Series          Rate %   Maturity                  2000     1999   1998
-----------------------------------------------------------------------------

Pollution Control Revenue Bonds:
MIFA 1 (a)     variable  March 1, 2018                    $ 79,250         $ 79,250       $ 79,250
BFA 1 (b)      variable  November 1, 2020                  135,850135,850   135,850
BFA 2 (b)      variable  November 1, 2020                   50,600 50,600    50,600
MIFA 2 (a)     variable  October 1, 2022                   106,150106,150   106,150
Unamortized discounts                                          (77)   (79)      (85)
                                                          --------         --------       --------
Total long-term debt                                      $371,773         $371,771       $371,765
                                                          ========         ========       ========

(a)   MIFA = Massachusetts Industrial Finance Authority
(b)   BFA = Business Finance Authority of the State of New Hampshire

     At March 31, 2000, interest rates on the Company's variable rate long-term bonds ranged from 3.45 percent to 3.95 percent.

     At March 31, 2000, the Company's long-term debt had a carrying value and fair value of approximately $372,000,000. The fair value of debt that reprices frequently at market rates approximates carrying value.

Note J - Common Stock

     The purchase accounting method was used in National Grid's merger with National Grid USA, which resulted in a purchase accounting adjustment of approximately $16 million to the Company's retained earnings to reflect post merger net income. This also resulted in a reduction to the premium on capital stock of $49 million, a reduction in the unrealized gain on securities - net of $73,000, and an increase of $399 million in other paid-in-capital due to the push down of goodwill.

     The Company repurchased shares of its common stock in 1999 and 1998 as follows (dollar amounts expressed in thousands):

                                                 Reductions to:
                                                                                   ---------------------------------------
                                      Common stock
                     Number of                Cash and related       Other paid-            Retained
Year                  Shares                Paid      premium in capital          earnings
----------------------------------------------------------------------------
1999                   130,000          $ 18,056      $ 4,348   $  6,623          $  7,085
1998                 2,700,000          $417,960      $90,266   $133,876          $193,818


Note K - Supplementary Income Statement Information

     Advertising expenses, expenditures for research and development, and rents were not material and there were no royalties paid in the three months ended March 31, 2000, and March 31, 1999, and the years ended December 31, 1999, 1998, or 1997. Taxes, other than income taxes, charged to operating expenses are set forth by classes as follows:

                            Three Months Ended     Year Ended
                               March 31,          December 31,
(In thousands)                      2000           1999           1999         1998           1997
                                             (unaudited)
--------------------------------------------------------------------------
Municipal property taxes          $4,718         $4,618         $17,640             $42,080             $59,102
Federal and state payroll
 and other taxes                     843          1,016           2,642               6,412               8,209
                                  ------         ------         -------             -------             -------
                                  $5,561         $5,634         $20,282             $48,492             $67,311
                                  ======         ======         =======             =======             =======

     New England Power Service Company, an affiliated service company operating pursuant to the provisions of Section 13 of the 1935 Act, furnished services to the Company at the cost of such services. These costs amounted to $11,514,000, $10,088,000, $43,584,000, $74,203,000,
and $91,985,000, including capitalized construction costs of $4,597,000, $3,415,000, $17,229,000, $21,281,000, and $24,347,000, in the three months ended March 31, 2000, the three months ended March 31, 1999, and the years ended
December 31, 1999, 1998, and 1997, respectively.


New England Power Company
Selected Financial Information
                                Three
                            Months Ended
                              March 31,       Year Ended December 31,
(In millions)                  2000         1999   1999  1998   1997   1996  1995
                                        (unaudited)
--------------------------------------------------------------------------------------
Operating revenue            $  135 $  167$  596 $1,218 $1,678 $1,600 $1,571
Net income                   $   14 $   20$   71 $  123 $  145 $  152 $  151
Total assets                 $2,630 $2,282$2,303 $2,415 $2,763 $2,648 $2,648
Capitalization:
 Common equity               $  657 $  523$  332 $  521 $  913 $  906 $  889
 Cumulative preferred stock       1      1     2      1     40     40     61
 Long-term debt                 372    372   372    372    648    733    735
                             ------ ------------ ------ ------ ------ ------
Total capitalization         $1,030 $  896$  706 $  894 $1,601 $1,679 $1,685
Preferred dividends declared $    - $    -$    - $    1 $    2 $    3 $    3
Common dividends declared    $   24 $    -$  241 $  131 $  135 $  134 $  135
                             ------ ------------ ------ ------ ------ ------

Selected Quarterly Financial Information (Unaudited)

                           Three
                         Months Ended   First    Second     Third    Fourth
                         March 31,    Quarter   Quarter   Quarter   Quarter
(In thousands)             2000          1999      1999      1999      1999
------------------------------------------------------------------------------------
Operating revenue          $134,564  $167,177  $139,620  $142,066  $147,478
Operating income           $ 16,319  $ 22,058  $ 13,796  $ 18,782  $ 23,927
Net income                 $ 14,462  $ 20,345  $ 14,254  $ 17,669  $ 18,746

                                        First    Second     Third    Fourth
                                      Quarter   Quarter   Quarter   Quarter
                                         1998      1998      1998      1998
                                 --------------------------------------------
Operating revenue                $401,147      $358,320  $321,569  $137,304
Operating income                 $ 48,740      $ 32,523  $ 54,647  $ 21,452
Net income                       $ 35,950      $ 20,425  $ 47,956  $ 18,564

     Per share data is not relevant because the Company's common stock is wholly owned by National Grid USA, a wholly owned subsidiary of The National Grid Group plc.